Exhibit 4.6

AltaGas Ltd.

Notice of 2018 Annual Meeting of Shareholders

Tuesday, May 1, 2018

Management Information Circular

March 23, 2018

Dear Shareholder:

Please accept this as my personal invitation for you to attend the annual meeting of the shareholders of AltaGas Ltd. to be held on Tuesday, May 1, 2018 at 3:00 p.m. (Calgary time) at The Metropolitan Conference Centre, 333 — 4th Avenue SW, Calgary, Alberta.

The Notice of Meeting and Management Information Circular attached to this letter provide details as to the formal business items to be considered at the meeting, as well as information on AltaGas’ director and executive compensation and approach to governance.  In addition, we will be presenting an overview of AltaGas’ results for the financial year ended December 31, 2017 and discussing AltaGas’ strategy for the future.  The meeting is also an opportunity for you to meet the board of directors and senior executives of AltaGas.

If you are unable to attend the meeting in person, we encourage you to complete the enclosed form of proxy or, if applicable, voting instruction form and return it within the time frames indicated so that your vote is counted at the meeting.  If you are unable to attend, you may listen to a live webcast, which will be available on AltaGas’ website at www.altagas.ca commencing at 3:00 p.m. (Calgary time) on May 1, 2018; however, you will not be able to vote or otherwise participate in the meeting via the webcast.

Information concerning AltaGas’ consolidated financial and operational performance for the financial year ended December 31, 2017 is presented in the 2017 annual report.  Further information is available on AltaGas’ website at www.altagas.ca and on SEDAR at www.sedar.com.

I appreciate your continued support of AltaGas and look forward to seeing you at the meeting.

Sincerely,

ALTAGAS LTD.

“David W. Cornhill”

David W. Cornhill
Chairman of the Board of Directors

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS OF ALTAGAS LTD.

TO BE HELD ON MAY 1, 2018

NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Shares”) of AltaGas Ltd. (“AltaGas”) will be held at The Metropolitan Conference Centre, 333 — 4th Avenue SW, Calgary, Alberta, Tuesday, May 1, 2018 at 3:00 p.m. (Calgary time) for the following purposes:

1.                                      to receive the consolidated financial statements of AltaGas for the year ended December 31, 2017 and the auditors’ report thereon;

2.                                      to consider the nominees standing for election and to elect nine directors of AltaGas;

3.                                      to appoint Ernst & Young LLP as auditors of AltaGas and to authorize the directors of AltaGas to fix Ernst & Young LLP’s remuneration in that capacity;

4.                                      to vote, in an advisory, non-binding capacity, on a resolution to accept AltaGas’ approach to executive compensation; and

5.                                      to transact such other business as may properly be brought before the Meeting or any adjournment(s) thereof.

The attached Management Information Circular of AltaGas dated March 23, 2018 provides information relating to the matters to be brought before the Meeting and forms part of this notice.

Shareholders of record at the close of business on March 23, 2018 (the “Record Date”) will receive notice of, and be entitled to attend and vote at, the Meeting.  No Shareholder who becomes a Shareholder after the Record Date will be entitled to attend or vote at the Meeting.

A Shareholder who is unable to attend the Meeting in person is requested to complete and sign the enclosed form of proxy and deliver it to Computershare Investor Services Inc. (i) by mail to Proxy Department, 135 West Beaver Creek Road, P.O. Box 300, Richmond Hill, Ontario, L4B 4R5, (ii) by hand delivery to 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, or (iii) by facsimile to 416-263-9524 or 1-866-249-7775.  A Shareholder may also vote using the internet at www.investorvote.com or telephone at 1-866-732-VOTE (8683).  In order to be valid and acted upon at the Meeting, the form of proxy must be received no later than 3:00 p.m. (Calgary time) on the second business day before the date of the Meeting or any adjournment(s) thereof or be deposited with the Chairman of the Meeting prior to its commencement.

Each Shareholder’s vote is important to AltaGas.  If you have any questions with respect to voting your Shares after reviewing the attached Management Information Circular, please contact AltaGas’ proxy solicitation agent, D.F. King, toll-free in North America at 1-800-398-2816 or, for banks, brokers, collect calls or calls from outside North America, at 1-201-806-7301 or by email at inquiries@dfking.com.

DATED at Calgary, Alberta, as of the 23rd day of March, 2018.

BY ORDER OF THE BOARD OF DIRECTORS OF ALTAGAS LTD.

“David W. Cornhill”

David W. Cornhill
Chairman of the Board of Directors

AltaGas Ltd. – 2018 Management Information Circular

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TABLE OF CONTENTS

GENERAL PROXY INFORMATION	1
MATTERS TO BE CONSIDERED AT THE MEETING	5
DIRECTOR NOMINEES	7
DIRECTOR COMPENSATION	16
CORPORATE GOVERNANCE	24
COMPENSATION DISCUSSION AND ANALYSIS	33
PERFORMANCE ASSESSMENT FOR 2017	41
EXECUTIVE COMPENSATION	43
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	53
OTHER INFORMATION	54
SCHEDULE A: BOARD MANDATE	57
SCHEDULE B: LONG TERM INCENTIVE PLAN DETAILS	59

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ALTAGAS LTD.

GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

This management information circular (“Information Circular”) is furnished in connection with the solicitation of proxies by management of AltaGas Ltd. (“AltaGas”) for use at the annual meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Shares”) of AltaGas to be held at The Metropolitan Conference Centre, 333 — 4th Avenue SW, Calgary, Alberta, on Tuesday, May 1, 2018 at 3:00 p.m. (Calgary time) and at any adjournment(s) thereof for the purposes set out in the accompanying notice of meeting (the “Notice of Meeting”).  Pursuant to National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), arrangements have been made with clearing agencies, brokerage houses and other financial intermediaries to forward proxy-related materials to the beneficial owners of the Shares.  AltaGas is not relying on the notice-and-access provisions of NI 54-101 to send proxy-related materials to registered Shareholders or beneficial owners of Shares in connection with the Meeting.

Although it is expected that the solicitation of proxies will be primarily by mail, proxies may also be solicited personally or by telephone or email by regular employees or agents of AltaGas.  In addition, AltaGas has retained D.F. King, a proxy solicitation firm, to assist in connection with the solicitation of proxies for the Meeting and will pay fees of approximately $35,000 to D.F. King for such services plus reasonable out-of-pocket expenses.  The proxy solicitation agent will monitor the number of Shareholders voting and will contact Shareholders in order to increase participation in voting.  AltaGas may also reimburse brokers and other persons holding Shares in their name or in the name of nominees for costs incurred in sending proxy material to their principals in order to obtain their proxies.  The cost of such solicitation will be borne by AltaGas.

Information contained herein is given as of March 23, 2018 unless otherwise specifically stated.

RECORD DATE AND VOTING OF SHARES

By a resolution of the board of directors of AltaGas (the “Board”), the record date for the Meeting has been established as March 23, 2018 (the “Record Date”).  Only Shareholders of record as at the close of business on the Record Date will receive notice of, and be entitled to attend and vote at, the Meeting.  Each Share owned as of the Record Date entitles the holder to one vote.  A Shareholder of record on the Record Date will be entitled to vote such Shares even though the Shareholder may subsequently dispose of such Shares.  No person who has become a Shareholder after the Record Date shall be entitled to attend or vote at the Meeting or any adjournment(s) thereof.

APPOINTMENT OF PROXY

A Shareholder who is unable to attend the Meeting in person is requested to complete and sign the enclosed form of proxy and to deliver it to Computershare Investor Services Inc. (“Computershare”) (i) by mail to Proxy Department, 135 West Beaver Creek Road, P.O. Box 300, Richmond Hill, Ontario, L4B 4R5, (ii) by hand delivery to 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, or (iii) by facsimile to 416-263-9524 or 1-866-249-7775. A Shareholder may also vote using the internet at www.investorvote.com or by telephone at 1-866-732-VOTE (8683).  In order to be valid and acted upon at the Meeting, the form of proxy must be received no later than 3:00 p.m. (Calgary time) on the second business day before the day of the Meeting or any adjournment(s) thereof or be deposited with the Chairman of the Meeting prior to its commencement.

A Shareholder submitting a form of proxy has the right to appoint a person (other than the persons designated in the form of proxy) to represent the Shareholder at the Meeting (who need not be a Shareholder). To exercise that right, the name of the Shareholder’s appointee should be legibly printed in the blank space provided.  In addition, the Shareholder should notify the appointee of his or her appointment, obtain his or her consent to act as appointee and instruct him or her on how the Shareholder’s Shares are to be voted.  The document appointing a proxy must be in writing and be executed by the Shareholder or the Shareholder’s attorney or agent authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

Shareholders who are not registered Shareholders should refer to the heading “Notice to Beneficial Holders of Shares” below.

REVOCATION OF PROXY

A Shareholder who has submitted a form of proxy as directed hereunder may revoke it at any time prior to the exercise thereof.  If a person who has given a proxy attends personally at the Meeting, that person may revoke the proxy and vote in person.  In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Shareholder or the Shareholder’s attorney or authorized agent or, if a registered Shareholder, by a new proxy that is dated later than the proxy previously submitted, and deposited with Computershare at any time up to 3:00 p.m. (Calgary time) on the last business day before the day of the Meeting, or any adjournment(s) thereof (i) by mail to Proxy Department, 135 West Beaver Creek Road, P.O. Box 300, Richmond Hill, Ontario, L4B 4R5, (ii) by hand delivery to 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, or (iii) by facsimile to 416-263-9524 or 1-866-249-7775, or deposited with the Chairman of the Meeting on the day of the Meeting or any adjournment(s) thereof, in either case prior to its commencement and, upon either of those deposits, the proxy is revoked.

EXERCISE OF DISCRETION BY PROXY

The Shares represented by proxy will be voted on any ballot at the Meeting and, where the Shareholder specifies a choice with respect to any matter to be voted upon, those Shares shall be voted or withheld from voting on any ballot in accordance with the specification so made.  In the absence of any such specification, those Shares will be voted “For” the:

•                  election of directors named in the Information Circular;

•                  appointment of Ernst & Young LLP as auditors, with remuneration to be determined by AltaGas; and

•                  advisory resolution to accept AltaGas’ approach to executive compensation.

The persons appointed under the form of proxy furnished by AltaGas are conferred with discretionary authority with respect to amendments or variations of those matters specified in the proxy and Notice of Meeting and other matters which may be properly brought before the Meeting.  At the time of mailing of this Information Circular, AltaGas was not aware of any such amendment, variation or other matter to be brought before the Meeting.

NOTICE TO BENEFICIAL HOLDERS OF SHARES

The information set forth in this section is of significant importance to many Shareholders, as a substantial number of the Shareholders do not hold Shares in their own name.  Shareholders who do not hold their Shares in their own name (referred to herein as “Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of AltaGas as the registered holders of Shares can be recognized and acted upon at the Meeting or any adjournment(s) thereof.  If Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Shares will not be registered in the Shareholder’s name on the records of AltaGas.  Those Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker.  In Canada, the vast majority of those Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms).  Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, the broker or their

AltaGas Ltd. – 2018 Management Information Circular

nominees are prohibited from voting Shares for their clients. Subject to the following discussion in relation to NOBOs (as defined below), AltaGas does not know for whose benefit the Shares registered in the name of CDS & Co., a broker or another nominee, are held.

There are two categories of Beneficial Shareholders for purposes of applicable regulatory policy, classified in relation to the mechanism of dissemination to such Beneficial Shareholders of both proxy-related materials and other securityholder materials.  Non-objecting beneficial owners (“NOBOs”) are Beneficial Shareholders who have advised their intermediary (such as brokers or other nominees) that they do not object to their intermediary disclosing ownership information on their behalf to AltaGas, consisting of their name, address, email address, securities holdings and preferred language of communication.  Securities legislation restricts the use of that information to matters strictly relating to the affairs of AltaGas.  Objecting beneficial owners (“OBOs”) are Beneficial Shareholders who have advised their intermediary that they object to their intermediary disclosing such ownership information on their behalf to AltaGas.

NI 54-101 permits AltaGas, in its discretion, to obtain a list of its NOBOs from intermediaries and use such NOBO list for the purpose of distributing proxy-related materials directly to, and seeking voting instructions directly from, such NOBOs.  As a result, AltaGas is entitled to deliver proxy-related materials to Beneficial Shareholders in two manners:  (a) directly to NOBOs and indirectly through intermediaries to OBOs; or (b) indirectly to all Beneficial Shareholders through intermediaries. AltaGas has not requested a NOBO list for purposes of the delivery of proxy-related materials to, and seeking of voting instructions from, Beneficial Shareholders in relation to the Meeting and will rely entirely on intermediaries for those purposes.  The cost of the delivery of proxy-related materials by intermediaries to both NOBOs and OBOs will be borne by AltaGas.

Applicable regulatory policy requires intermediaries, on receipt of proxy-related materials that seek voting instructions from Beneficial Shareholders indirectly, to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings on Form 54-101F7.  Every intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Shares are voted at the Meeting or any adjournment(s) thereof.  Often, the form of proxy supplied to a Beneficial Shareholder by its intermediary is virtually identical to the form of proxy provided to registered Shareholders; however, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Shareholder.  Beneficial Shareholders who wish to appear in person and vote at the Meeting should be appointed as their own representatives at the Meeting in accordance with the directions of their intermediaries and Form 54-101F7.  Beneficial Shareholders can also write the name of someone else whom they wish to attend at the Meeting and vote on their behalf.  Unless prohibited by law, the person whose name is written in the space provided in Form 54-101F7 will have full authority to present matters to the Meeting and vote on all matters that are presented at the Meeting, even if those matters are not set out in Form 54-101F7 or this Information Circular.  The majority of intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”).  Broadridge typically mails a scannable voting instruction form in lieu of the form of proxy.  The Beneficial Shareholder is requested to complete and return the voting instruction form to Broadridge by mail or facsimile.  Alternatively, the Beneficial Shareholder can call a toll-free telephone number to vote the Shares held by the Beneficial Shareholder or access Broadridge’s dedicated voting website at www.proxyvote.com to deliver the Beneficial Shareholder’s voting instructions. Broadridge then provides the aggregate voting instructions to Computershare, AltaGas’ transfer agent and registrar, which tabulates the results and provides appropriate instructions respecting the voting of Shares to be represented at the Meeting or any adjournment(s) thereof.

If you have any questions or require assistance in voting your Shares, please contact D.F. King, AltaGas’ proxy solicitation agent toll free in North America at 1-800-398-2816 (1-201-806-7301 by collect call) or by email at inquiries@dfking.com.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

AltaGas is authorized to issue an unlimited number of Shares. As at the Record Date, 177,881,269 Shares were issued and outstanding. Shareholders of record on the Record Date are entitled to notice of, and to attend, the Meeting, in person or by proxy, and to one vote per Share held on any ballot thereat.

When any Share is held jointly by several persons, any one of them may vote at the Meeting in person or by proxy in respect of such Share, but if two or more of those persons shall be present at the Meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.

To the knowledge of the Board and the executive officers of AltaGas, as at the Record Date no person or company beneficially owns, or controls or directs, directly or indirectly, Shares carrying 10 percent or more of the votes attached to all of the issued and outstanding Shares.

QUORUM AND APPROVAL

At the Meeting, a quorum exists if the holders of not less than five percent of the Shares entitled to vote at the Meeting are present in person or represented by proxy, and at least two persons entitled to vote are actually present in person at the Meeting. If a quorum is not present at the Meeting, the Shareholders present may adjourn the Meeting to a fixed time and place but may not transact any other business.

In order to be effective, each of the resolutions set forth below require the approval of more than 50 percent of the votes cast in respect of such resolution by or on behalf of Shareholders present in person or represented by proxy at the Meeting.

FREQUENTLY USED TERMS

Board	Board of Directors of AltaGas Ltd.
CEO	Chief Executive Officer and, in the case of David Harris, President and CEO
DCP	Defined Contribution Plan
DSU	deferred share unit issued under the DSUP
DSUP	Deferred Share Unit Plan
MTIP	Mid-Term Incentive Plan
PU	performance unit issued under the MTIP
RU	restricted unit issued under the MTIP
SERP	Supplemental Executive Retirement Plan
Share	common share of AltaGas Ltd.
Share Option	option to purchase a Share
STIP	Short Term Incentive Plan

Shares underlying DSUs, PUs or RUs are notional or phantom Shares.

MATTERS TO BE CONSIDERED AT THE MEETING

FINANCIAL STATEMENTS

At the Meeting, the consolidated financial statements of AltaGas for the year ended December 31, 2017 and the auditors’ report thereon will be presented. These consolidated financial statements and management’s discussion and analysis relating thereto are available on AltaGas’ website at www.altagas.ca and on SEDAR at www.sedar.com.

ELECTION OF DIRECTORS

The Board currently consists of nine members, all of whom are elected annually.  The articles of AltaGas provide that there must be not less than three and not more than 15 directors and the by-laws of AltaGas provide that the number of directors to be elected at the Meeting be determined from time to time by resolution of the Board.  The Board has fixed the number of directors to be elected at the Meeting at nine.

The following nine individuals are proposed by AltaGas as the nominees for election as directors of AltaGas to serve until the next annual meeting of Shareholders or until their successors are duly elected or appointed:

Catherine M. Best
Victoria A. Calvert

David W. Cornhill
Allan L. Edgeworth
Daryl H. Gilbert

David M. Harris

Robert B. Hodgins

Phillip R. Knoll

M. Neil McCrank

The Board recommends that Shareholders vote in favour of the election of these nominees as directors of AltaGas. As set forth in the enclosed form of proxy and voting instruction form, Shareholders may vote for each proposed director individually rather than voting for the proposed directors as a slate.  Unless it is specified in a proxy that the Shareholder withholds approval for a particular director nominee, the persons named in the enclosed form of proxy intend to vote in favour of the appointment of these nominees.

AltaGas has a Majority Voting Policy which requires that any nominee for director who receives a greater or equal number of votes “withheld” than “for” his or her election shall tender his or her resignation to the Chairman of the Board following the Meeting, effective upon acceptance by the Board.  This policy applies only to uncontested elections, meaning elections where the number of nominees for director is equal to the number of directors to be elected.  The Board will accept such resignation except in exceptional situations where the circumstances warrant such director continuing to serve as a member of the Board.  The nominee shall not attend any meeting or participate in any Governance Committee or Board deliberations on the resignation offer. The Board shall disclose its election decision via press release promptly and in any event, within 90 days of the Meeting. If a resignation is not accepted, the press release will fully state the reasons for that decision.  If a resignation is accepted, the Board may appoint a new director to fill the vacancy created by the resignation. A copy of the Majority Voting Policy can be found on AltaGas’ website at www.altagas.ca.

If any vacancy occurs in the nominees proposed by AltaGas, including in the event a nominee becomes unable to serve, the discretionary authority conferred by the proxy will be exercised to vote for the election of any other person or persons nominated by AltaGas.

For information on each of the nominees, including details of voting results from AltaGas’ 2017 annual meeting, refer to the tables under the heading “Director Nominees”.  Further details on the roles and responsibilities of the Board and its committees and other governance matters can be found under the heading “Corporate Governance”.

APPOINTMENT OF AUDITORS

Ernst & Young LLP (“E&Y”) have been the auditors of AltaGas (including its predecessors) since April 30, 1997.  E&Y has confirmed they are independent of AltaGas within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and applicable legal requirements. Representatives of E&Y will be present at the Meeting and will be available to respond to appropriate questions.

The Board recommends that Shareholders vote in favour of the appointment of E&Y as auditors of AltaGas. Unless it is specified in a proxy that the Shareholder withholds approval for the appointment of E&Y as auditors of AltaGas, the persons named in the enclosed form of proxy intend to vote in favour of the appointment of E&Y as auditors of AltaGas, to hold office until the next annual meeting of Shareholders, with remuneration to be determined by AltaGas.

Fees paid to E&Y by AltaGas and its subsidiaries during 2017 and 2016 were as follows:

Category of External Auditor Service Fee	2017	2016
Audit Fees	$2,452,645	$2,140,368
Audit-Related Fees(1)	$381,383	$293,701
Tax Fees(2)	$44,404	$66,595
All Other Fees(3)	$206,387	$118,190
TOTAL	$3,084,819	$2,618,854

Notes:

(1)                                 Represent the aggregate fees billed by E&Y for assurance and related services that were reasonably related to the performance of the audit or review of AltaGas’ financial statements and were not reported under “Audit Fees”.  During 2017 and 2016, the nature of the services provided included review of prospectuses and securities filings, research of accounting and audit-related issues, internal controls assessment, and registration costs for the Canadian Public Accountability Board.

(2)                                 Represent the aggregate fees billed by E&Y for professional services for tax compliance, tax advice and tax planning.  During 2017 and 2016, the nature of the services was for tax advice and transfer pricing.

(3)                                 Represent the aggregate fees billed by E&Y for products and services, other than those reported with respect to the other categories of service fees.  During 2017 and 2016, the nature of the services was for translation services.

The foregoing information is also set forth in AltaGas’ Annual Information Form for the year ended December 31, 2017, under the heading “General — Audit Committee — External Auditor Service Fees by Category”.

At AltaGas’ 2017 annual meeting, the voting results on the motion to appoint E&Y as auditors of AltaGas were 79,750,527 (98.32%) in favour and 1,364,415 (1.68%) withheld.

SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

AltaGas strives to align the actions of all of its employees (including its executive officers) with AltaGas’ long-term corporate strategy and the interests of its Shareholders.  The compensation philosophy of AltaGas emphasizes linking employee compensation with company performance through a compensation framework comprised of both short-term and long-term compensation, including both fixed and variable components.  AltaGas believes that this philosophy achieves the goal of attracting and retaining high performing employees, while rewarding behaviours that reinforce AltaGas’ values. Through linking compensation with company performance, AltaGas strives to motivate employees to deliver on corporate objectives, which in turn drives long-term Shareholder value through risk-managed value creation. AltaGas’ approach to executive compensation is described in detail under the heading “Compensation Discussion and Analysis”.

The Board has monitored developments and trends in the practice of holding advisory votes on executive compensation (commonly referred to as “Say on Pay”), and first sought Shareholder input on Say on Pay at the 2014 annual general meeting.  At AltaGas’ 2017 annual meeting, the voting results on the non-binding advisory vote on executive compensation were 70,397,132 (88.80%) in favour and 8,881,767 (11.20%) against.

The Board wishes to again seek Shareholder input with a Say on Pay advisory vote at the Meeting. This non-binding advisory vote on executive compensation will provide Shareholders with the opportunity to vote “For” or “Against” AltaGas’ approach to executive compensation through the following resolution:

“RESOLVED, on an advisory basis and not to diminish the roles and responsibilities of the board of directors of AltaGas Ltd., that the shareholders of AltaGas Ltd. accept the approach to executive compensation disclosed in AltaGas’ management information circular dated March 23, 2018 delivered in advance of the 2018 annual meeting of shareholders of AltaGas Ltd.”

While the advisory vote is not binding, the Board will consider the outcome of the vote as part of its ongoing review of executive compensation. The Board believes that it is essential for the Shareholders to be well informed of AltaGas’ approach to executive compensation and considers this advisory vote to be an important part of any engagement between Shareholders and the Board pertaining to executive compensation. In the absence of contrary instructions, it is the intention of the persons named in the enclosed form of proxy to vote the Shares represented thereby in favour of AltaGas’ approach to executive compensation.

OTHER BUSINESS

AltaGas is not aware of any amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting; however, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

To AltaGas’ knowledge, no director or executive officer of AltaGas serving at any time in 2017, no proposed nominee nor any of their respective associates or affiliates, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of directors or the appointment of auditors.

DIRECTOR NOMINEES

All the proposed nominees are currently directors of AltaGas and have been for the periods indicated in the following biographies.  The Board is comprised of a majority of independent directors, while each of the four standing committees, being the Audit Committee, the Governance Committee, the Human Resources and Compensation Committee (“HR Committee”) and the Environment, Occupational Health and Safety Committee (the “EOHS Committee”), are comprised solely of independent directors.

Further information on each of the nominees follows and information on compensation can be found under the heading “Director Compensation”.

Director Nominees

Catherine M. Best, FCPA, FCA, ICD.D

Calgary, Alberta, Canada

Independent Director

Director since November 30, 2011

Age: 64

Brief Biography

Ms. Best has been a corporate director since 2009.  Until May 2009, she served as Interim Chief Financial Officer of Alberta Health Services.  Prior to that she was Executive Vice-President, Risk Management and Chief Financial Officer of Calgary Health Region from 2000. Prior to 2000, she was with Ernst & Young, a firm of chartered accountants where she served as a staff member and manager from 1980 to 1991, and was Corporate Audit Partner from 1991 to 2000.

Ms. Best holds a Bachelor of Interior Design degree from the University of Manitoba.  She is a Chartered Accountant, was awarded her FCA designation in 2002 and her ICD.D in 2009 and is a member of the Board of the Alberta Children’s Hospital Foundation, the Calgary Foundation, The Wawanesa Mutual Insurance Company and the Calgary Stampede Foundation.

Board and Committee Membership	Attendance in 2017
Board of Directors	13 of 13	100%
Audit Committee	5 of 5	100%
HR Committee	5 of 5	100%

	Ownership(1)
Other Public Boards	Record Date	2017	2018
• Badger Daylighting Ltd.	Shares	nil	nil
• Canadian Natural Resources Limited	Share Options	18,000	18,000
• Superior Plus Corp.	RUs	5,325	5,690
	DSUs	7,418	12,378

2017 AGM Voting Results

Votes For:	76,623,504 (96.65%)
Votes Withheld:	2,655,393 (3.35%)

Victoria A. Calvert

Calgary, Alberta, Canada

Independent Director

Director since November 1, 2015

Age: 62

Brief Biography

Ms. Calvert is the Community Service Learning (CSL) Facilitator for Mount Royal University (MRU) in Calgary, and a Professor of Entrepreneurship and International Business at the Bissett School of Business at MRU, where she has taught since 1988.

Ms. Calvert has served as a director of the Heritage Park Society Board and as an advisor for the Canadian Alliance for Community Service Learning.  She has consulted for more than 30 years, and published extensively regarding community engagement. Research interests include developing strategies for institutional and community partnerships, Global Service Learning, and structuring CSL for optimal stakeholder impact.

Board and Committee Membership	Attendance in 2017
Board of Directors	13 of 13	100%
EOHS Committee (member as of August)	2 of 2(2)	100%
Governance Committee	5 of 5	100%

	Ownership(1)
Other Public Boards	Record Date	2017	2018
N/A	Shares	nil	nil
	Share Options	nil	nil
	RUs	4,427	5,690
	DSUs	4,525	7,076

2017 AGM Voting Results

Votes For:	76,676,200 (96.72%)
Votes Withheld:	2,602,697 (3.28%)

Director Nominees

David W. Cornhill

Calgary, Alberta, Canada

Chairman of the Board

Founding shareholder

Director of AltaGas and its predecessors since April 1,1994

Non-Independent Director(3)

Age: 64

Brief Biography

Mr. Cornhill is Chairman of the Board, a position he has held since AltaGas Services Inc.’s (AltaGas’ predecessor) inception in 1994.  Mr. Cornhill is a founding shareholder of AltaGas Services Inc. and was Chief Executive Officer from 1994 to 2016.  Prior to forming AltaGas Services Inc., Mr. Cornhill served in the capacities of Vice President, Finance and Administration, and Treasurer at Alberta and Southern Gas Co. Ltd. from 1991 to 1993 and as President and Chief Executive Officer until 1994.

Mr. Cornhill is an experienced leader in the business community and is a strong supporter of communities and community collaboration, investment and enhancement.

Mr. Cornhill serves on the Board of Governors at Western University and is a member of the Ivey Advisory Board at Western. He holds a Bachelor of Science (Hons.) degree and a Master of Business Administration degree, both from Western, and was awarded an honorary Doctor of Laws degree by Western in 2015.

Board and Committee Membership	Attendance in 2017
Board of Directors	13 of 13	100%

	Ownership(1)
Other Public Boards	Record Date	2017	2018
• Imperial Oil Limited	Shares	1,593,473	1,570,019
	Sub Receipts	10,000	10,000
	Share Options	950,000	935,000
	RUs	22,126	nil
	DSUs	nil	20,848
	Preferred Shares	30,000	30,000

2017 AGM Voting Results

Votes For:	74,815,688 (94.37%)
Votes Withheld:	4,463,208 (5.63%)

Allan L. Edgeworth, P.Eng.

North Vancouver, British Columbia,  Canada

Independent Director

Director of AltaGas and its predecessors since March 2, 2005

Age: 67

Brief Biography

Mr. Edgeworth is a Professional Engineer and an independent businessman. He was the President of ALE Energy Inc. (a private consulting company) from January 2005 through December 2015.  Mr. Edgeworth was the President and CEO of Alliance Pipeline Ltd. from 2001 until 2004.  He joined Alliance Pipeline Ltd. in 1998 as Executive Vice President and Chief Operating Officer.

Mr. Edgeworth was a Commission member and Director of the Alberta Securities Commission.  He has also served on the Boards of the Interstate National Gas Association of America and the Canadian Gas Association and is a past-Chair of the Canadian Energy Pipeline Association.

Mr. Edgeworth holds a Bachelor of Applied Science from the University of British Columbia in Geological Engineering and is a graduate of the Queen’s Executive Program.

Board and Committee Membership	Attendance in 2017
Board of Directors	13 of 13	100%
Audit Committee	5 of 5	100%
EOHS Committee (Chair)	4 of 4	100%

	Ownership(1)
Other Public Boards	Record Date	2017	2018
• Emera Incorporated	Shares	29,556	31,836
	Share Options	42,500	42,500
	RUs	5,325	5,690
	DSUs	3,708	6,187

2017 AGM Voting Results

Votes For:	78,869,168 (99.48%)
Votes Withheld:	409,728 (0.52%)

Director Nominees

Daryl H. Gilbert, P.Eng.

Calgary, Alberta, Canada

Independent Director

Director of AltaGas and its predecessors since May 4, 2000

Age: 66

Brief Biography

Mr. Gilbert is a Professional Engineer and joined JOG Capital Inc. in May 2008 as a Managing Director and Investment Committee member.  He has also been an independent businessman and investor, and serves as a director for a number of public companies.

Mr. Gilbert has been active in the western Canadian oil and natural gas sector for over 40 years, working in reserves evaluation with Gilbert Laustsen Jung Associates Ltd. (now GLJ Petroleum Consultants Ltd.) (“GLJ”), an engineering consulting firm, from 1979 to 2005.  Mr. Gilbert served as President and Chief Executive Officer of GLJ from 1994 to 2005.

Board and Committee Membership	Attendance in 2017
Board of Directors	13 of 13	100%
EOHS Committee	4 of 4	100%
HR Committee (Chair)	5 of 5	100%

	Ownership(1)
Other Public Boards(4)	Record Date	2017	2018
• Cequence Energy Ltd.	Shares	40,900	40,900
• Connacher Oil and Gas Limited	Share Options	27,500	27,500
• Falcon Oil & Gas Ltd.	RUs	5,325	5,690
• Leucrotta Exploration Inc.	DSUs	nil	nil
• Surge Energy Inc.
• Whitecap Resources Inc.

2017 AGM Voting Results

Votes For:	69,060,168 (87.11%)
Votes Withheld:	10,218,730 (12.89%)

David M. Harris, P.Eng.

Calgary, Alberta, Canada

Non-Independent Director(3)

Director since April 26, 2017

Age: 55

Brief Biography

Mr. Harris is a Professional Engineer and has been the President and Chief Executive Officer of AltaGas since April 16, 2016.   He joined AltaGas in October 2010 and has held several positions within the organization including Chief Operating Officer, President Gas and Power and Vice President Major Projects Power.

Prior thereto, Mr. Harris had 20 years of construction, engineering, operations and management experience in the international energy sector.  Prior to working in the private sector, Mr. Harris held the rank of Commander in the United States Navy.

Mr. Harris earned an EP MBA from the University of Virginia, and a Bachelor of Science in Mechanical Engineering and a Bachelor of Science in Nuclear Engineering from the Worcester Polytechnic Institute.

Board and Committee Membership	Attendance in 2017
Board of Directors	13 of 13	100%

	Ownership(1)
Other Public Boards	Record Date	2017	2018
N/A	Shares	39,166	42,312
	Share Options	371,250	371,250
	PUs	28,745	42,943

2017 AGM Voting Results

Votes For:	78,442,698 (98.95%)
Votes Withheld:	836,199 (1.05%)

Director Nominees

Robert B. Hodgins, CPA, CA

Calgary, Alberta, Canada

Independent Director

Director of AltaGas and its predecessors since March 2, 2005

Age: 66

Brief Biography

Mr. Hodgins is a Chartered Accountant and has been an independent businessman since November 2004.  Prior to that, he was the Chief Financial Officer of Pengrowth Energy Trust (now Pengrowth Corporation) from 2002 to 2004, Vice President and Treasurer of Canadian Pacific Limited from 1998 to 2002 and Chief Financial Officer of TransCanada PipeLines Limited from 1993 to 1998.

Mr. Hodgins received an Honours Bachelor of Arts in Business from the Richard Ivey School of Business at Western University and received a Chartered Accountant designation. He was admitted as a member of the Institute of Chartered Accountants of Ontario in 1977 and Alberta in 1991 and he is a member of the Institute of Corporate Directors.

Board and Committee Membership	Attendance in 2017
Board of Directors	13 of 13	100%
Audit Committee (Chair)	5 of 5	100%
Governance Committee	5 of 5	100%

	Ownership(1)
Other Public Boards	Record Date	2017	2018
• Enerplus Corporation	Shares	14,600	14,600
• Gran Tierra Energy Inc.	Share Options	52,500	52,500
• MEG Energy Inc.	RUs	5,325	5,690
	DSUs	3,708	6,187

2017 AGM Voting Results

Votes For:	75,635,377 (95.40%)
Votes Withheld:	3,643,520 (4.60%)

Phillip R. Knoll, P.Eng.

Halifax, Nova Scotia, Canada

Independent Director

Director since November 1, 2015

Age: 63

Brief Biography

Mr. Knoll is a Professional Engineer and the President of Knoll Energy Inc. Prior thereto, he was CEO of Corridor Resources Inc. from 2010 to 2014.  Mr. Knoll was a director of AltaGas Utility Group Inc. from 2005 to 2009.  His other roles included Group Vice President, Duke Energy Gas Transmission, Chair, Management Committee and President for Maritimes & Northeast Pipeline, as well as senior roles at Westcoast Energy Inc., TransCanada Pipelines Limited and Alberta Natural Gas Company Ltd.

Mr. Knoll has over 35 years of varied experience in the energy sector, primarily related to energy infrastructure businesses.

Mr. Knoll holds a Bachelor of Applied Science from the Technical University of Nova Scotia in Chemical Engineering.

Board and Committee Membership	Attendance in 2017
Board of Directors	13 of 13	100%
Audit Committee	5 of 5	100%
EOHS Committee	4 of 4	100%

	Ownership(1)
Other Public Boards	Record Date	2017	2018
• Corridor Resources Inc.	Shares	4,016	4,016
	Share Options	nil	nil
	RUs	4,427	5.690
	DSUs	2,262	4,605
	Preferred Shares	1,000	1,000

2017 AGM Voting Results

Votes For:	78,847,758 (99.46%)
Votes Withheld:	431,139 (0.54%)

Director Nominees

M. Neil McCrank, Q.C., P.Eng.

Calgary, Alberta, Canada

Lead Director(5)

Independent Director

Director of AltaGas and its predecessors since December 10, 2007

Age: 74(5)

Brief Biography

Mr. McCrank is senior counsel to Borden Ladner Gervais LLP in its Calgary office.  He was Chairman of the Alberta Energy and Utilities Board from 1998 to 2007.  Prior thereto he was with the Alberta Department of Justice serving in various capacities, including Deputy Minister of Justice from 1989 to 1998.

Mr. McCrank holds a Bachelor of Science in Electrical Engineering and a Bachelor of Laws from Queens University.

Board and Committee Membership	Attendance in 2017
Board of Directors	13 of 13	100%
EOHS Committee (January to August)	2 of 2(2)	100%
Governance Committee (Chair)	5 of 5	100%
HR Committee (August to December)	2 of 2(2)	100%

	Ownership(1)
Other Public Boards	Record Date	2017	2018
N/A	Shares	20,000	20,000
	Share Options	62,500	42,500
	RUs	5,325	5,690
	DSUs	7,418	12,378

2017 AGM Voting Results

Votes For:	76,549,868 (96.56%)
Votes Withheld:	2,729,030 (3.44%)

Notes:

(1)                                 Ownership position is stated as at March 7, 2017 (the record date for the 2017 annual meeting) and as at the Record Date. At the Record Date, the proposed nominees collectively held approximately 0.97 percent of the total issued and outstanding Shares (including Shares beneficially owned, directly or indirectly, and Shares over which control or direction is exercised, in each case as provided by the nominees as of the Record Date).

(2)                                 In August 2017, Ms. Calvert joined the EOHS Committee and Mr. McCrank was appointed to the HR Committee and ceased to be a member of the EOHS Committee.

(3)                                 Mr. Cornhill, as former CEO, is not independent until the expiry of three years following his retirement as CEO on April 15, 2016.  Mr. Harris, as current President and CEO and a member of management, is not independent.

(4)                                 The number of directorships held by Mr. Gilbert is not currently considered by the other members of the Board to preclude Mr. Gilbert from continuing to sit on the Board given Mr. Gilbert’s expertise and industry knowledge, particularly in the upstream sector, and the fact that Mr. Gilbert demonstrated a perfect attendance record in 2017.  In addition, he has confirmed that he is able to fulfill his commitments to the Board for 2018.  Mr. Gilbert also demonstrated an excellent attendance record in 2017 (at or near 100%) for all the other public boards on which he sits.

(5)                                 To ensure leadership for the independent directors, Mr. McCrank was appointed Lead Director effective April 20, 2016.

(6)                                 In accordance with the Board’s Retirement Policy, this will be the last year that Mr. MrCrank stands for re-election. See the discussion under the heading “Corporate Governance — Director Age and Tenure”.

Further information on the nominees can be found below and details relating to Board governance can be found under the heading “Corporate Governance”.

CEASE TRADE ORDERS, BANKRUPTCIES, SANCTIONS AND PENALTIES

Except as disclosed below, none of the proposed directors: (i) are, or have been within the past ten years a director, chief executive officer or chief financial officer of any company, including AltaGas and any personal holding companies of such person, that, while such person was acting in that capacity, was the subject of a cease trade or similar order or an order that denied the company access to any exemption under securities legislation, in each case that was in effect for a period of more than 30 consecutive days (collectively, an “Order”), or after such person ceased to be a director, chief executive officer or chief financial officer of the company, was the subject of an Order which resulted from an event that occurred while acting in such capacity; (ii) are, or have been within the past ten years, a director or executive officer of any company, including AltaGas and any personal holding companies of such person, that, while such person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (iii) have, including any personal holding companies of such person, within the past ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets:

•               Mr. Gilbert was a director of Globel Direct, Inc. (“Globel”), a public business outsource company, from December 1998 to June 2009.  In June 2007, Globel was granted protection from its creditors by the Court of Queen’s Bench of Alberta (“ABQB”) pursuant to the Companies’ Creditors Arrangement Act (“CCAA”).  After a failed restructuring effort, Globel was placed in receivership in December of 2007 and the receiver was ultimately discharged in September 2008.  Globel ceased operations and as a result became the subject of cease trade orders issued by both the Alberta Securities Commission (“ASC”) and the British Columbia Securities Commission (“BCSC”) in September 2008 for failure to file certain disclosure documents.  Globel was struck from the Alberta corporate registry on June 2, 2009.

•               Mr. Gilbert was a director of LGX Oil + Gas Inc. (“LGX”) from August 12, 2013 to June 7, 2016.  On June 7, 2016, LGX was, on application by LGX’s senior lender, the subject of a consent receivership order under the Bankruptcy and Insolvency Act pursuant to which Ernst & Young Inc. was appointed the receiver of all of LGX’s current and future assets, undertakings and properties. LGX was the subject of a cease trade order issued by the ASC on September 6, 2016 for failure to file certain financial statements. On February 9, 2017, approval and vesting orders were granted by the ABQB with respect to the liquidation and sale of assets by the receiver.

•               Mr. Gilbert has been a director of Connacher Oil and Gas Limited (“Connacher”) since October 2014.  On May 17, 2016, Connacher applied for and was granted protection from its creditors pursuant to a Stay of Proceedings Order from the ABQB under the CCAA, which Order has been further extended to June 29, 2018.  On May 20, 2016, the Toronto Stock Exchange (the “TSX”) delisted the common shares of Connacher for failure to meet continued listing requirements.

•                  Mr. Hodgins was a director of Skope Energy Inc. (“Skope”) from December 15, 2010 to February 19, 2013.  On November 27, 2012, Skope was granted protection from its creditors by the ABQB pursuant to the CCAA to implement a restructuring which was approved by the required majority of Skope’s creditors.  The restructuring was sanctioned by the ABQB in February of 2013.

•               Mr. McCrank was, from July 17, 2008 to April 5, 2011, a director of MegaWest Energy Corp. (“MegaWest”), a reporting issuer in the provinces of Alberta and British Columbia.  In September of 2010, a cease trade order was issued by each of the ASC and the BCSC against MegaWest for failure to file certain disclosure documents. Such filings were completed by MegaWest and revocation orders were issued by the ASC and BCSC in October of 2010.

None of the proposed directors (or any personal holding companies of such persons) have been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or have entered into a settlement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

2017 DIRECTOR VOTING RESULTS

The director voting results from the 2017 annual meeting are included in the director nominee tables and are also available on SEDAR (www.sedar.com).

INTERLOCKING SERVICE AS AT THE RECORD DATE

AltaGas reviews any interlocking relationships of its nominees with respect to their involvement with the boards of directors of other public companies.  As of the Record Date, none of the proposed nominees sit together on the board of directors of any other public company, and no executive officer of AltaGas sits on the board of directors of a public company of which a nominee is an executive officer.  Please refer to the director nominee tables for all current public board of director memberships held by each nominee.

MEMBERSHIP AND INDEPENDENCE

Currently, seven of the nine members of AltaGas’ Board are considered independent (78%), and all members of each of AltaGas’ standing committees are considered independent.  Further details on committee composition are set forth below:

Director / nominee	Audit Committee(3)	EOHS Committee	Governance Committee	HR Committee
Independent
Catherine Best	✓			✓
Victoria Calvert		✓(4)	✓
Allan Edgeworth	✓	Chair
Daryl Gilbert		✓		Chair
Robert Hodgins	Chair		✓
Phillip Knoll	✓	✓
M. Neil McCrank			Chair	✓(4)
Non-Independent
David Cornhill(1)
David Harris(2)

Notes:

(1)                                 Mr. Cornhill is a non-independent director until the expiry of three years from his April 15, 2016 retirement as CEO.

(2)                                 Mr. Harris, as the President and CEO of AltaGas, is a non-independent director.

(3)                                 The Board has determined that all members of the Audit Committee are financially literate in accordance with National Instrument 52-110 – Audit Committees.

(4)                                 With the passing of Mr. Mackie on August 14, 2017, the Governance Committee considered and recommended changes to the composition of the Board committees.  As a result, effective as of August 17, 2017, Mr. McCrank was appointed to the HR Committee and ceased to be a member of the EOHS Committee and Ms. Calvert was appointed to the EOHS Committee.

MEETING ATTENDANCE IN 2017

	Board of Directors (13 meetings)		Audit Committee (5 meetings)		EOHS Committee (4 meetings)		Governance Committee (5 meetings)		HR Committee (5 meetings)
Director / nominee	#	%	#	%	#	%	#	%	#	%
Catherine Best	13	100	5	100	—	—	—	—	5	100
Victoria Calvert	13	100	—	—	2(1)	100	5	100	—	—
David Cornhill	13	100	—	—	—	—	—	—	—	—
Allan Edgeworth	13	100	5	100	4	100	—	—	—	—
Daryl Gilbert	13	100	—	—	4	100	—	—	5	100
Robert Hodgins	13	100	5	100	—	—	5	100	—	—
Phillip Knoll	13	100	5	100	4	100	—	—	—	—
David Mackie(2)	9	100	—	—	—	—	3	100	3	100
M. Neil McCrank	13	100	—	—	2(3)	100	5	100	2(3)	100

Notes:

(1)                                 Ms. Calvert was appointed to the EOHS Committee effective August 17, 2017.

(2)                                 Mr. Mackie ceased to be a director as a result of his death on August 14, 2017.

(3)                                 Effective August 17, 2017, Mr. McCrank was appointed to the HR Committee and ceased to be a member of the EOHS Committee.

AREAS OF EXPERTISE

Annually, the Governance Committee reviews the experience and qualifications of the Board to identify any gaps relative to the skills, expertise and experience identified by the Board as being important to AltaGas’ business, operations and strategic objectives.

The experience and qualifications of the members of the Board, including their knowledge and depth of understanding of their role and AltaGas’ business, contribute to AltaGas’ overall success.  The following matrix illustrates the expertise that the proposed nominees possess in each category:

Director / nominee	Professional Designation	Managing/ Leading Strategy and Growth	Knowledge and Experience of AltaGas Geographic Areas	CEO/ Senior Officer	Human Resources	Gas Infrastructure(1)	Power Infrastructure(1)	Regulated Utilities	Governance / Board of Directors	Financial Accounting, Audit and Capital Markets	Environment, Health and Safety	Stakeholder Relations and Corporate Communication(2)	Risk Oversight Management	Sustainability
Best	FCPA, FCA	✓	✓	✓	✓	✓			✓	✓	✓	✓	✓
Calvert			✓		✓				✓	✓	✓	✓		✓
Cornhill		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Edgeworth	P.Eng.	✓	✓	✓		✓		✓	✓	✓	✓		✓	✓
Gilbert	P.Eng.	✓	✓	✓	✓	✓			✓	✓	✓
Harris	P.Eng	✓	✓	✓		✓	✓	✓			✓	✓
Hodgins	CPA, CA	✓	✓	✓	✓	✓	✓	✓	✓	✓			✓	✓
Knoll	P.Eng.	✓	✓	✓		✓		✓	✓	✓	✓		✓
McCrank	Solicitor,P.Eng.	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓		✓

Notes:

(1)                                     Includes operations and energy marketing.

(2)                                     Includes government, Indigenous community and regulators.

For information on AltaGas’ corporate governance practices and the mechanisms used by the Board to enhance Board effectiveness, refer to the disclosure under the heading “Corporate Governance”.

DIRECTOR COMPENSATION

AltaGas’ objectives with respect to director compensation include: recruiting and retaining qualified individuals to serve as members of the Board; competitively compensating members of the Board commensurate with their increasing risks, responsibilities and time commitment; and aligning the interests of the directors with those of the Shareholders.

AltaGas provides all non-employee directors with a comprehensive compensation package of annual cash retainers and equity-based awards under long-term incentive plans.  AltaGas’ compensation policy, as set out under the heading “Compensation Discussion and Analysis”, aims to align a portion of the compensation with AltaGas’ long-term corporate strategy.  Directors are entitled to participate in the MTIP, the Share Option Plan and the DSUP.  Under the MTIP, non-employee directors may be issued RUs or PUs and under the DSUP, all directors may be issued DSUs.  While Share Options are available for directors under the Share Option Plan, there have been no Share Options granted to non-employee directors since 2013. Details of the long-term incentive plans can be found under the heading “Compensation Discussion and Analysis — Elements of Compensation Program — Long Term Incentives” and in Schedule B.

Management, the Governance Committee and the Board regularly review the compensation package, consulting with external consultants and advisors as appropriate.  The Governance Committee, on behalf of the Board, engaged Hugessen Consulting Inc. in 2017 to, among other things, review its director compensation program, which included benchmarking relative to peer group companies and relative to market trends.  Refer to the discussion under the heading “Compensation Discussion and Analysis — Compensation Process — Compensation Consultants and Advisors” for additional information related to this engagement.

ANNUAL RETAINER

The non-employee directors of the Board (other than the Chairman of the Board) receive an annual cash retainer for their service as directors of AltaGas.  In the year ended December 31, 2017, the annual cash retainer for each non-employee director was $120,000. No additional meeting attendance fees are paid to directors. The annual retainer may, at the election of each director, be taken in DSUs in such proportion as elected by such director.  However, pursuant to minimum equity ownership requirements established by the Board (as more particularly described under the heading “Director Equity Ownership Requirements”), a director who has not yet achieved the minimum equity ownership requirement must take at least 50% of his or her annual cash retainer in DSUs, allowing for better alignment of the financial interests of directors with the long-term success of AltaGas.  The Chairman of the Board was not compensated for his service on the Board while he was CEO and for a transition period following his retirement from the CEO position.  While he does not receive an annual cash retainer, he receives equity in the form of DSUs for the workload associated with his role as Chairman of the Board.

The Lead Director and each of the Committee Chairs received an additional retainer for the increased workload associated with those roles and each of the other members of AltaGas’ standing committees received an additional retainer for their service on those committees. Refer to the table below for further details.

A member of the Board who is also an executive officer of AltaGas is not entitled to compensation for services rendered to AltaGas in his or her capacity as a director.  Mr. Harris, as the President and CEO of AltaGas, is currently the only member of the Board who is also an executive officer. See the disclosure under the heading “Executive Compensation” for details of his compensation.

The table below outlines the annual cash retainers for the year ended December 31, 2017.

Role	Annual Cash Retainer ($)
Chairman	nil
All other non-employee directors	120,000
Lead Director	60,000
Audit Committee Chair	20,000
Other Committee Chairs	10,000
Committee Members (per committee)	4,000

The following table outlines the annual cash retainer paid to each director for serving on the Board and its committees and the portion of the annual retainer that each director elected to receive in DSUs.

Name	Annual Board Retainer ($)		Retainer elected to be taken in DSUs (%)	Retainer taken as Cash ($)		Retainer for acting as Lead or Chair ($)		Committee Member Retainer ($)		Total Fees taken as Cash ($)
Catherine Best	120,000		100	nil		nil		8,000		8,000
Victoria Calvert	120,000		50	60,000		nil		5,492	(1)	65,492
David Cornhill	nil	(2)	n/a	n/a		nil	(2)	n/a		nil	(2)
Allan Edgeworth	120,000		50	60,000		10,000		4,000		74,000
Daryl Gilbert	120,000		0	120,000		10,000		4,000		134,000
David Harris(3)	n/a		n/a	n/a		n/a		n/a		n/a
Robert Hodgins	120,000		50	60,000		20,000		4,000		84,000
Phillip Knoll	120,000		50	60,000		nil		8,000		68,000
David Mackie	75,000	(4)	100	15,000	(4)	nil		5,000	(4)	20,000
M. Neil McCrank	120,000		100	nil		70,000	(5)	4,000	(5)	74,000

Notes:

(1)                                 Ms. Calvert was appointed to the EOHS Committee effective August 17, 2017 and earned a pro-rated amount for her services on this committee.

(2)                                 Mr. Cornhill does not receive an annual cash retainer; however, beginning in the second quarter of 2017, he received a quarterly grant of 5,000 DSUs.  Refer to the disclosure under the heading “Summary Compensation Table for Directors” for further details.

(3)                                 Mr. Harris received no compensation for his role as a director.

(4)                                 Mr. Mackie ceased to be a director as a result of his death on August 14, 2017 and his base retainer and committee member retainers were pro-rated accordingly.  Of the $75,000 he elected to receive in DSUs, only $60,000 was actually taken in DSUs (representing the full retainer for the first and second quarters), with the pro-rated balance paid out to his estate in cash.

(5)                                 Mr. McCrank received a $60,000 fee for his role as Lead Director and $10,000 for acting as Chair of the Governance Committee. His committee member retainer includes pro-rated amounts for serving on the EOHS Committee during the first part of the year and on the HR Committee for the latter part of the year.

EQUITY COMPONENT

In addition to the retainer fees, a portion of which may be taken as DSUs, each of the independent directors received a grant of 2,700 RUs on November 1, 2017.  Neither the Chairman nor the CEO received any RUs for their role as directors.

SUMMARY COMPENSATION TABLE FOR DIRECTORS

The following table reflects the compensation, by category and on an aggregate basis, paid to each director of AltaGas during the year ended December 31, 2017.

Name	Fees Taken as Cash ($)	Share-based Awards(1)(2) ($)		Share Option- based Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All other Compensation(3) ($)		Total ($)
Catherine Best	8,000	199,434		nil	nil	nil	4,424		211,858
Victoria Calvert	65,492	139,434		nil	nil	nil	4,424		209,350
David Cornhill	n/a	444,500	(4)	nil	nil	nil	27,168		471,668
Allan Edgeworth	74,000	139,434		nil	nil	nil	4,348		217,782
Daryl Gilbert	134,000	79,434		nil	nil	nil	4,348		217,782
David Harris(5)	n/a	n/a		n/a	n/a	n/a	n/a		n/a
Robert Hodgins	84,000	139,434		nil	nil	nil	4,348		227,782
Phillip Knoll	68,000	139,434		nil	nil	nil	30,424	(6)	237,858
David Mackie(7)	20,000	60,000		nil	nil	nil	16,526		96,526
M. Neil McCrank	74,000	199,434		nil	nil	nil	4,309		277,743
TOTAL	527,492	1,540,538		nil	nil	nil	100,319		2,168,349

Notes:

(1)                                 See discussion of the MTIP and the Share Option Plan in more detail below under the heading “Compensation Discussion and Analysis — Elements of Compensation Program”.

(2)                                 Share-based awards to directors consisted of RUs and DSUs in 2017.  All independent directors received a grant of 2,700 RUs on November 1, 2017.  Grant date fair value of RUs is calculated by multiplying the number of units granted by the closing price of the Shares on the grant date ($29.42).  The methodology used to calculate the fair value of RUs is the same as that used for accounting purposes. The value of the DSUs for the independent directors is the amount of the annual cash retainer elected by each director to be taken in DSUs in 2017.  For the calculation of value of Mr. Cornhill’s DSUs, refer to note (4) below.

(3)                                 Amounts include the value of AltaGas’ group benefits plan, in which all current directors participate.  Mr. Knoll and Mr. Mackie received compensation for service on subsidiary boards as noted below in (6) and (7).  Mr. Cornhill’s amount includes other perquisites such as a parking benefit and vehicle allowance.

(4)                                 The Chairman of the Board was an executive officer of AltaGas until his retirement from the CEO position in April of 2016.  As an executive officer and during the transition period that followed, Mr. Cornhill received no compensation for his service on the Board.  Mr. Cornhill does not receive an annual cash retainer; however, beginning in the second quarter of 2017, he received a grant of 5,000 DSUs per quarter for his role as Chairman of the Board.  For the purposes of calculating the value of his DSUs, the grant price used was the average closing price of Shares for the 20 consecutive trading days immediately preceding the quarterly date of grant: for Q2 - $30.91; Q3 - $29.94; and Q4 - $28.05.

(5)                                 Mr. Harris received no compensation for his role as a director.  See the disclosure under the heading “Executive Compensation”.

(6)                                 Mr. Knoll also received $26,000 for his services on the board of directors of Heritage Gas Limited.

(7)                                 Mr. Mackie did not receive his full cash retainer nor did he receive a grant of RUs (see note (4) of the prior table).  He was eligible to receive a $20,000 USD retainer for his services on the board of directors of AltaGas Services (U.S.) Inc. which was pro-rated to the date of his death for a total of $12,500 USD.  The retainer was converted to CAD using an exchange rate of 1.3221, the average exchange rate from January 1, 2017 to August 11, 2017.

Non-employee directors are also entitled to reimbursement for their out-of-pocket expenses incurred in acting as a director (including travel expenses to attend meetings in person). AltaGas paid a total of $2,168,349 to the non-employee directors of AltaGas in 2017 compared to $2,054,266 in 2016.

INCENTIVE PLAN AWARDS

OUTSTANDING SHARE OPTION-BASED AWARDS AND SHARE-BASED AWARDS

The following table reflects all Share Option-based and Share-based incentive plan awards outstanding to directors at December 31, 2017.

	Share Option-based Awards				Share-based Awards
Name	Shares underlying unexercised Share Options (#)	Share Option exercise price(1) ($/Share)	Share Option expiration date	Value of unexercised in-the-money Share Options(2) ($)	Number of Shares that have not vested (RUs) (#)	Market or payout value of Share- based awards that have not vested(3) ($)	Share-based awards that have vested and not been paid out (DSUs) (#)	Market or payout value of vested Share- based awards not paid out or distributed(4) ($)
Catherine Best	15,000	35.35	04 Mar 2023	nil	5,576	159,585	12,130	347,160
	3,000	36.36	18 Sept 2023	nil
Victoria Calvert	nil	n/a	n/a	n/a	5,576	159,585	6,934	198,451
David Cornhill(5)	175,000	38.63	07 Nov 2019	nil	8,315	237,975	15,463	442,551
	235,000	21.05	16 Dec 2020	1,778,950
	275,000	29.85	25 Nov 2021	nil
	100,000	29.32	07 Jun 2022	nil
	150,000	32.84	06 Dec 2022	nil
Allan Edgeworth	15,000	14.24	10 Dec 2018	215,700	5,576	159,585	6,064	173,552
	20,000	29.32	07 June 2022	nil
	7,500	36.36	18 Sept 2023	nil
Daryl Gilbert	20,000	29.32	07 June 2022	nil	5,576	159,585	nil	nil
	7,500	36.36	18 Sept 2023	nil
David Harris(6)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Robert Hodgins	25,000	14.24	10 Dec 2018	359,500	5,576	159,585	6,064	173,552
	20,000	29.32	07 June 2022	nil
	7,500	36.36	18 Sept 2023	nil
Phillip Knoll	nil	n/a	n/a	n/a	5,576	159,585	4,513	129,162
David Mackie(7)	20,000	29.32	07 June 2022	nil	n/a	n/a	n/a	n/a
	7,500	36.36	18 Sept 2023	nil
M. Neil McCrank	15,000	14.24	10 Dec 2018	215,700	5,576	159,585	12,130	347,160
	20,000	29.32	07 June 2022	nil
	7,500	36.36	18 Sept 2023	nil

Notes:

(1)                                  The Share Option exercise price is set using the closing price of the Shares on the trading day preceding the grant date.

(2)                                  The value of unexercised in-the-money Share Options represents the difference between the closing price of the Shares on December 29, 2017 ($28.62) and Share Option exercise price.

(3)                                  Market or payout value of RUs that have not vested is calculated by multiplying the number of RUs by the closing price of the Shares on December 29, 2017 ($28.62). Numbers may be impacted by rounding.

(4)                                  Amounts represent only DSUs and accumulated dividend equivalents, as RUs are paid out upon vesting.  Market or payout value of DSUs is calculated by multiplying the number of DSUs by the closing price of the Shares on December 29, 2017 ($28.62).

(5)                                  Mr. Cornhill’s outstanding Share Options and RUs relate to awards that were granted to him when he was CEO of AltaGas.  His RUs reflected in the above table vested in early 2018 prior to the Record Date.  As of the Record Date, he no longer holds any RUs.

(6)                                  Mr. Harris does not receive compensation for serving as a director.

(7)                                  Mr. Mackie ceased to be a director on August 14, 2017 as a result of his death.  His estate has until August 13, 2018 to exercise Share Options vested at the date of his death.

Share Options granted to the directors vest as to 25 percent on each of the first, second, third and fourth anniversaries of the grant date, and expire on the tenth anniversary for grants prior to November 7, 2013, and on the sixth anniversary for grants on and after November 7, 2013.  No Share Options have been granted to non-employee directors since 2013.

RUs granted to directors vest as to one-third per year over a three-year period commencing on the first anniversary of the grant date, contingent upon AltaGas achieving a specified performance milestone during each year of the vesting period.  The performance milestone for RUs granted to the directors of AltaGas is the payment of a dividend by AltaGas in the 12 months prior to each vesting date.  Dividend equivalents will be awarded on RU grants on the same basis as dividends declared and paid on Shares. Commencing with RUs granted to directors in 2014, RUs will continue to vest following the retirement of the director.

DSUs granted to directors fully vest upon grant and are immediately credited to the director’s account.  Dividend equivalents will be awarded in respect of DSUs in such director’s account on the same basis as dividends declared and paid on Shares. The value of accumulated DSUs is paid only when a director ceases to be a director and payment is not subject to other conditions.

Refer to the disclosure under the heading “Compensation Discussion and Analysis” and to Schedule B for a summary of the material terms of AltaGas’ Share Option Plan, MTIP and DSUP.

INCENTIVE PLAN AWARDS — VALUE VESTED OR EARNED DURING 2017

The following table reflects the aggregate dollar value on vesting of Share Options, RUs and DSUs for directors during the year ended December 31, 2017, and the value of non-equity compensation earned during that year by such directors.

	Share Option-based awards –	Share-based awards – Value vested during 2017(2)		Non-equity incentive plan compensation –
Name	Value vested during 2017(1) ($)	DSUs ($)	RUs ($)	Value earned during 2017 ($)
Catherine Best	nil	120,000	81,350	n/a
Victoria Calvert	nil	60,000	53,872	n/a
David Cornhill(3)	nil	444,500	691,899	n/a
Allan Edgeworth	nil	60,000	81,350	n/a
Daryl Gilbert	nil	nil	81,350	n/a
David Harris(4)	n/a	n/a	n/a	n/a
Robert Hodgins	nil	60,000	81,350	n/a
Phillip Knoll	nil	60,000	53,872	n/a
David Mackie(5)	nil	60,000	102,785	n/a
M. Neil McCrank	nil	120,000	81,350	n/a

Notes:

(1)                                 The value upon the vesting of Share Options represents the difference between the market price of the Shares at the time of vesting and the exercise price of Share Options.  For further detail, refer to the table below.

(2)                                 The value of RUs is calculated by multiplying the number of RUs vested by the average closing price of the Shares for the 20 consecutive trading days immediately preceding the vesting date.  For further detail, refer to the second table below. The value upon vesting of DSUs for all directors (other than Mr. Cornhill) is the amount of the annual cash retainer elected by the director to be taken in DSUs in 2017. For information on Mr. Cornhill, see footnote (3) below. DSUs are paid when a director ceases to be a director.

(3)                                 The value of Mr. Cornhill’s quarterly grants of 5,000 DSUs is calculated by using the average closing price of Shares for the 20 consecutive trading days immediately preceding each date of grant. Grant prices are as follows: Q2 - $30.91; Q3 - $29.94; Q4 - $28.05. Mr. Cornhill’s outstanding RUs represent awards that were granted to him during his time as CEO.

(4)                                 Mr. Harris does not receive any incentive plan awards for serving as a director.

(5)                                 For Mr. Mackie, Share-based awards value vested during 2017 represents all 2017 DSUs earned up to his date of death and outstanding RUs pro-rated and vested as at his date of death of August 14, 2017.

Share Option-based awards - Value vested during 2017

In support of the column titled “Share Option-based awards — Value vested during 2017” in the Incentive Plan Awards table, the following Share Options vested in 2017:

Name	Shares underlying Share Options vested during 2017 (#)	Share Option exercise price ($)	Vesting date	Market price of Shares on vesting date ($)	Value vested during 2017 ($)
Catherine Best	3,750	35.35	04 Mar 2017	31.05	nil
	750	36.36	18 Sep 2017	27.66	nil
Victoria Calvert	nil	n/a	n/a	n/a	n/a
David Cornhill(1)	43,750	38.63	07 Nov 2017	29.83	nil
Allan Edgeworth	1,875	36.36	18 Sep 2017	27.66	nil
Daryl Gilbert	1,875	36.36	18 Sep 2017	27.66	nil
David Harris	n/a	n/a	n/a	n/a	n/a
Robert Hodgins	1,875	36.36	18 Sep 2017	27.66	nil
Phillip Knoll	nil	n/a	n/a	n/a	n/a
David Mackie(2)	nil	n/a	n/a	n/a	n/a
M. Neil McCrank	1,875	36.36	18 Sep 2017	27.66	nil

Notes:

(1)         Mr. Cornhill’s outstanding Share Options represent awards that were granted to him during his time as CEO.

(2)         Mr. Mackie ceased to be a director as a result of his death on August 14, 2017.  His estate has until August 13, 2018 to exercise Share Options vested as at the date of his death.

Share-based awards - Value vested during 2017

In support of the column titled “Share-based awards - Value vested during 2017” in the Incentive Plan Awards table above, the following RUs vested in 2017:

	Shares underlying	Additional		Market price	Value vested
	RUs vested during	Shares		of Shares on	during 2017
	2017	accumulated(1)		vesting date(2)	($)
Name	(#)	(#)	Vesting date	($)
Catherine Best	800	157	01 Nov 2017	28.70	27,478
	800	113	01 Nov 2017	28.70	26,197
	900	64	01 Nov 2017	28.70	27,675
Victoria Calvert	800	113	01 Nov 2017	28.70	26,197
	900	64	01 Nov 2017	28.70	27,675
David Cornhill(3)	7,000	881	02 Mar 2017	31.04	244,625
	12,500	2,818	13 Nov 2017	29.20	447,272
Allan Edgeworth	800	157	01 Nov 2017	28.70	27,478
	800	113	01 Nov 2017	28.70	26,197
	900	64	01 Nov 2017	28.70	27,675
Daryl Gilbert	800	157	01 Nov 2017	28.70	27,478
	800	113	01 Nov 2017	28.70	26,197
	900	64	01 Nov 2017	28.70	27,675
David Harris	n/a	n/a	n/a	n/a	n/a
Robert Hodgins	800	157	01 Nov 2017	28.70	27,478
	800	113	01 Nov 2017	28.70	26,197
	900	64	01 Nov 2017	28.70	27,675
Phillip Knoll	800	113	01 Nov 2017	28.70	26,197
	900	64	01 Nov 2017	28.70	27,675
David Mackie(4)	800	(276)	14 Aug 2017	29.01	25,151
	1,600	(1,348)	14 Aug 2017	29.01	38,420
	2,700	67	14 Aug 2017	29.01	39,214

	Shares underlying	Additional		Market price
	RUs vested during	Shares		of Shares on	Value vested
	2017	accumulated(1)		vesting date(2)	during 2017
Name	(#)	(#)	Vesting date	($)	($)
M. Neil McCrank	800	157	01 Nov 2017	28.70	27,478
	800	113	01 Nov 2017	28.70	26,197
	900	64	01 Nov 2017	28.70	27,675

Notes:

(1)                                 The RUs are tracked during the applicable vesting period and dividend equivalents are awarded in respect of RUs on the same basis as dividends are declared and paid on Shares during that period and are reinvested to acquire more RUs, which accrue to the benefit of that individual, to be paid to the individual if and to the extent vesting occurs.

(2)                                 The market price of Shares for the purpose of calculating amounts payable pursuant to vested RUs is the average closing price of the Shares for the 20 consecutive trading days immediately preceding the vesting date.

(3)                                 Mr. Cornhill’s vested RUs represent awards that were granted to Mr. Cornhill during his time as CEO.

(4)                                 All outstanding RUs for Mr. Mackie were vested based on his August 14, 2017 date of death. The RUs paid out were pro-rated in accordance with the MTIP.  Accumulations reflect total accumulations less pro-rated units.

SHARE OPTIONS — VALUE EXERCISED DURING 2017

The following Share Options were exercised in 2017:

	Shares underlying					Market price
	Share Options					of Shares on	Value
	exercised during		Share Option			exercise	exercised
	2017		exercise price			date(1)	during 2017
Name	(#)		($)	Exercise date		($)	($)
Catherine Best	20,000	(2)	29.32	27 Feb 2017	(3)	30.89	31,432
Victoria Calvert	nil		n/a	n/a		n/a	n/a
David Cornhill	15,000		21.05	07 Nov 2017		29.77	130,800
Allan Edgeworth	15,000	(2)	27.13	02 Mar 2017	(3)	31.09	59,372
Daryl Gilbert	15,000	(2)	27.13	27 Feb 2017	(3)	30.94	57,150
David Harris(4)	n/a		n/a	n/a		n/a	n/a
Robert Hodgins	nil		n/a	n/a		n/a	n/a
Phillip Knoll	nil		n/a	n/a		n/a	n/a
David Mackie	nil		n/a	n/a		n/a	n/a
M. Neil McCrank	20,000		25.00	06 Dec 2017		29.00	80,047

Notes:

(1)                                 The market price of Shares on the exercise date may vary due to the manner and timing of exercise and the impact of rounding.

(2)                                 Exercises occurred prior to the record date for the 2017 annual meeting.

(3)                                 The expiry date of the Share Options with a December 11, 2016 expiry was extended to March 7, 2017 in accordance with the Share Option Plan as a result of a trading blackout.

(4)                                 For details of any Share Option exercises by Mr. Harris, refer to the heading “Executive Compensation”.

DIRECTOR EQUITY OWNERSHIP REQUIREMENT

In recognition of the importance of ensuring an alignment of financial interests of non-employee directors with those of Shareholders, AltaGas has adopted an equity ownership requirement for its directors.  Directors must achieve an equity ownership level of three times their annual retainer, plus three times the value of annual equity grants within a five-year period commencing on the later of October 29, 2014 or their date of appointment as a director of AltaGas.

The following table shows equity ownership at December 31, 2017 and December 31, 2016, changes from 2016 to 2017, and the current market value of equity owned.

Name	Shares(1) (#)	RUs(1) (#)	DSUs(1) (#)		Total for Purpose of Equity Ownership Requirement(1) (#)	Minimum Equity Ownership Required(2) ($)	Market (at risk) Value of Equity Holdings(3) ($)	Current Holdings as a Multiple of 2017 Annual Retainer and Equity Grant (4)	Ownership Requirement Met?
Catherine Best
2017	nil	5,576	12,130		17,706	598,302	506,746	2.54	On Track(5)
2016	nil	5,326	6,453		11,779	626,004	399,308	1.91
Change		250	5,677		5,927	(27,702)	107,438
Victoria Calvert
2017	nil	5,576	6,934		12,510	598,302	358,036	1.80	On Track(5)
2016	nil	4,427	3,560		7,987	626,004	270,759	1.30
Change		1,149	3,374		4,523	(27,702)	87,277
David Cornhill
2017	1,570,019	8,315	15,463	(6)	1,593,797	1,333,500	45,614,470	102.62	Yes
2016	1,593,473	29,880	nil		1,623,353	n/a	55,031,667	n/a
Change	(23,454)	(21,565)	15,463		(29,556)		(9,417,197)
Allan Edgeworth
2017	31,836	5,576	6,064		43,476	598,302	1,244,283	6.24	Yes
2016	29,556	5,326	3,162		38,044	626,004	1,289,692	6.18
Change	2,280	250	2,902		5,432	(27,702)	(45,409)
Daryl Gilbert
2017	40,900	5,576	nil		46,476	598,302	1,330,143	6.67	Yes
2016	25,900	5,326	nil		31,226	626,004	1,058,561	5.07
Change	15,000	250			15,250	(27,702)	271,582
David Harris(7)
2017	n/a	n/a	n/a		n/a	n/a	n/a	n/a	n/a
2016	n/a	n/a	n/a		n/a	n/a	n/a	n/a
Change
Robert Hodgins
2017	14,600	5,576	6,064		26,240	598,302	750,989	3.77	Yes
2016	14,600	5,326	3,162		23,088	626,004	782,683	3.75
Change	nil	250	2,902		3,152	(27,702)	(31,694)
Phillip Knoll
2017	4,016	5,576	4,513		14,105	598,302	403,685	2.02	On Track(5)
2016	4,016	4,427	1,748		10,191	626,004	345,475	1.66
Change	nil	1,149	2,765		3,914	(27,702)	58,210
M. Neil McCrank
2017	20,000	5,576	12,130		37,706	598,302	1,079,146	5.41	Yes
2016	20,000	5,326	6,453		31,779	626,004	1,077,308	5.16
Change	nil	250	5,677		5,927	(27,702)	1,838

Notes:

(1)                                  For purposes of achieving compliance with AltaGas’ equity ownership requirement, Shares, RUs and DSUs count toward equity ownership.  The number of DSUs held by each director is determined in accordance with the DSUP based on the proportion of the annual cash retainer each director elected to receive in DSUs. The figures for RUs and DSUs include accumulated dividend equivalents.

(2)                                  For 2017 and 2016, required ownership was three times (3x) the annual retainer, plus three times (3x) the value of annual equity grants (Shares, RUs, PUs, DSUs and Share Options).  For the independent directors, the annual retainer for 2017 was $120,000 (in either cash or DSU value), and the value of the annual RU grant was $79,434 for required ownership of $598,302 within the five-year period referenced above.  Share closing price on December 29, 2017 was $28.62.  The annual retainer for 2016 was also $120,000 (in either cash or DSU value), and the value of the annual RU grant was $88,668, for required ownership of $626,004 within the five-year period referenced above.  Share closing price on December 30, 2016 was $33.90.

(3)                                  Calculated as follows for 2017: for Shares, RUs and DSUs, using the December 29, 2017 closing price on the TSX of $28.62. Calculated as follows for 2016: for Shares, RUs and DSUs, using the December 30, 2016 closing price on the TSX of $33.90.

(4)                                  For purposes of calculating this multiple, the annual amount for the independent directors was $199,434 (see note (2)) and for Mr. Cornhill was $444,500 (see note (6)).

(5)                                  Each director has met the equity ownership requirement or is capable of meeting such requirement within the required period.  Ms. Best has until October 29, 2019 to meet the equity ownership requirement.  Ms. Calvert and Mr. Knoll have until November 1, 2020 to meet the equity ownership requirement.

(6)                                  The value of DSUs for Mr. Cornhill, who does not receive an annual cash retainer and instead receives a quarterly grant of DSUs (commencing the second quarter of 2017), is calculated using the grant price of such DSUs, which is the average closing price of Shares for the 20 consecutive trading days immediately preceding the quarterly dates of grant. Grant prices are as follows: Q2 - $30.91; Q3 - $29.94; Q4 - $28.05. For 2017, Mr. Cornhill’s equity ownership requirement was three times (3x) his annual equity grant for required ownership of $1,333,500.

(7)                                  Mr. Harris is required to comply with the Officer Equity Ownership Guidelines.  Refer to the table under the heading “Executive Compensation”.

CORPORATE GOVERNANCE

The Board is responsible for overseeing the management of the business and affairs of AltaGas and believes that good governance improves performance and benefits all Shareholders.  Accordingly, the Board is committed to a high standard of governance.

AltaGas has structured its governance to comply with applicable legislation and policies, including National Instrument 52-110 — Audit Committees (“NI 52-110”), National Policy 58-201 - Corporate Governance Guidelines (“NP 58-201”), National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”) and National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”).  Following is an overview of AltaGas’ corporate governance practices.

Governance Highlights
Size of current Board	9
Current number of independent directors	7
Women on board	2
Average attendance of directors at board and committee meetings	100%
Separate board chair and CEO	Yes
Lead director if board chair considered not independent	Yes
Sessions of independent directors at every board meeting	Yes
Committees comprised solely of independent directors	100%
Audit Committee members financially literate	All
Average tenure of director nominees	10 years
Average age of director nominees	65 years
Term limits	Yes
Retirement age	75
Majority Voting Policy	Yes
Individual director elections	Yes
Number of board interlocks	None
Equity ownership requirements for directors	Yes
Equity ownership guidelines for executive officers	Yes
Board orientation and continuing education	Yes

Governance Highlights
Code of business ethics	Yes
Board and committee mandates	Yes
Skill matrix for directors	Yes
Annual board evaluation process	Yes
Annual advisory vote on executive compensation	Yes
Anti-Hedging Policy	Yes
Clawback Policy	Yes
Dual-class shares	No

BOARD RESPONSIBILITIES

The Board believes that AltaGas’ governance policies and practices are fully compliant with the requirements of NI 52-110, NI 58-101 and NI 52-109 and with the guidelines of NP 58-201.  In addition, AltaGas stays abreast of legislative and other policy initiatives pertaining to corporate governance matters and proactively seeks to adjust its corporate governance to address such potential requirements.

The Board discharges its responsibilities directly and through its committees.  The responsibilities of the Board and each committee are set out in written mandates, which are reviewed and approved annually by the Board.  The mandates are posted on AltaGas’ website at www.altagas.ca. The Chair of each committee is responsible for ensuring the mandates are fulfilled.  In addition, the mandates for the Governance Committee and the Audit Committee include position descriptions for their respective Chairs. At regularly scheduled meetings, the Board and management of AltaGas discuss the issues relevant to AltaGas’ strategy and business.  Currently, the Board meets a minimum of six times per year and in 2017, the Board met 13 times.  Each meeting included discussions without the presence of management and non-independent directors.  The nature of the business discussed and conducted by the Board at any particular meeting is dependent on the then-current state of AltaGas’ business and the opportunities and risks that AltaGas faces at that time.  However, every regularly scheduled quarterly Board meeting includes a review of AltaGas’ consolidated financial and operational status and performance, including review and approval of relevant financial statements and public disclosure, and reports from any committees that have met since the last Board meeting.  The Board also sets one meeting per year for a comprehensive review and approval of AltaGas’ budget for the following year, and one meeting per year for a comprehensive review and approval of the overall strategic plan of AltaGas.

The Board, in conjunction with the HR Committee, is responsible for compensation policies and practices for the CEO, management and employees.  In conjunction with the Governance Committee, the Board is responsible for nominating and compensating directors. For a detailed description of the Board’s responsibilities, refer to the Board mandate in Schedule A and, for a summary of the roles and responsibilities of the various committees, see the disclosure under the heading “Board Committees”.

The Board delineates the responsibilities of the Chairman and the CEO and delegates the requisite authority as appropriate through mandates and otherwise.  The Chairman’s primary role is to provide leadership to the Board to facilitate the operation and deliberations of the Board and to ensure that the Board fulfills its responsibilities under the Board mandate. The Chairman is accountable to the Board and acts as a liaison between the Board and management.  The CEO’s role and responsibilities are outlined in the constating documents and by the Board.  The CEO’s primary role is to provide leadership and oversee the day-to-day operations and the corporate and strategic objectives of AltaGas.  The CEO’s role and responsibilities are further specified, refined and delineated by the Board through approval of the annual budget and the corporate objectives for which the CEO is responsible, as well as through strategic plans, and more specific delegations of authority as required.  The HR Committee evaluates performance against those objectives and reports the results of the evaluation to the Board.

RISK MANAGEMENT

The Board is responsible for identifying and understanding the principal risks associated with AltaGas’ business and reviewing and approving the implementation of systems to manage risks.  Management is responsible for ensuring that the Board and its committees are kept well-informed of changing risks on a timely basis.  The Board receives reports on risk matters from both the committees of the Board and from management.  Refer to disclosure under the heading “Board Committees” for details of the risks managed by each committee.

ETHICAL CONDUCT

The Board has adopted a written Code of Business Ethics (“COBE”) that applies to its directors, officers and employees and its contractors, consultants and other representatives (collectively referred to in this section as employees).  The COBE sets out the fundamental principles of AltaGas’ business practices and reflects AltaGas’ commitment to a culture of honesty, integrity and accountability.  The COBE is intended to guide employee conduct.  New employees must certify their review of, and agreement to be bound by, the COBE, and existing employees must review and re-certify annually.

The Board monitors compliance with the COBE through reports of management to the committees of the Board with responsibility for the various aspects of the COBE.  In addition, AltaGas has established a third-party service provider hotline and website for complaints.  Complaints to the third-party service provider are reported to the Chairman of the Board and the Chair of the Audit Committee.  No material change reports were filed since the beginning of AltaGas’ most recently completed financial year that pertain to any conduct of a director or executive officer that constitutes a departure from the COBE.

A copy of the COBE is publicly available through the SEDAR website at www.sedar.com or on AltaGas’ website at www.altagas.ca or by request to the Corporate Secretary.

Any director with a material interest in a transaction or agreement being considered by the Board is required to declare such conflict and abstain from voting with respect to such transaction or agreement.  Executive officers are also required to disclose any material interest in a transaction or agreement being considered by the Board.  Such executive officers would not be present at the Board meeting at which such transaction is being considered.

BOARD EFFECTIVENESS

DIRECTOR ORIENTATION, DEVELOPMENT AND EDUCATION

The Governance Committee is responsible for the development of orientation programs for new directors and for the continuing development and education of existing directors.

Orientation

AltaGas provides new directors with a manual to assist with orientation.  The manual includes Board and committee mandates, the COBE, insider reporting obligations and information on AltaGas’overall business, as well as organizational charts, strategic plans, compensation policies and copies of the most recent financial information, annual information form, management information circular, prospectuses and other public disclosure.  New directors are provided the opportunity to meet with the Chairman, the Lead Director, the CEO, the Chief Financial Officer and other members of management, including the General Counsel and the Corporate Secretary, to discuss the role and responsibilities of individual directors, the Board and its committees and to gain an understanding and appreciation for AltaGas’ business, operations, strategic objectives and core values.  AltaGas provides such other orientation and information as requested.

Continuing Education

AltaGas provides continuing education opportunities to all directors to enhance their skills and to strengthen their understanding and appreciation of AltaGas’ business and the communities in which AltaGas operates. As part of continuing education, Board meetings are often coordinated with operations updates, site visits, facility tours and tours of projects under development where directors may meet and consult with management and facility operators.  Directors are provided with articles and other reading material on an ongoing basis on topics of interest relating to AltaGas’ business, strategy and industry best practices (including in the area of corporate governance).  Directors participate in safety stand-downs. Dinners and lunches are often held with management and other guest speakers on current issues and directors are invited to participate in several AltaGas events or events sponsored by AltaGas. Other forms of ongoing education are offered where a need is perceived or based on input obtained from directors as part of the annual Board assessment process.  The following are some of the continuing education topics and events that occurred in 2017:

2017	Topic/Event	Presented / Hosted By	Presented To
January	New Realities — Climate Change and Social Media	Institute of Corporate Directors	Calvert
February	Accounting policy updates	Vice President and Controller	Audit Committee
April	Accounting policy updates	Vice President and Controller	Audit Committee
April	Safety stand-down — Fort St. John	Gas Division management	McCrank
May	Safety stand-down — Turin gas processing facility	Gas Division management	Best
May	Safety stand-down — Edmonton Ethane Extraction Plant	Gas Division management	Calvert
July	Accounting policy updates	Vice President and Controller	Audit Committee
October	Accounting policy updates	Vice President and Controller	Audit Committee
October	Political and Government Policy Disruptions	Institute of Corporate Directors	Calvert
November	Tour — Pomona facility	Power Division management	Best, Calvert, Edgeworth, Gilbert, Knoll, Hodgins, McCrank

DIVERSITY POLICIES

AltaGas has a diversity policy for its employees and, in October of 2017, the Board adopted its own Diversity Policy.  The adoption of such policy recognizes the importance the Board places on diversity among its members and acknowledges that diversity enhances decision-making by utilizing the differences in perspective of its members. The Board is committed to identifying and nominating candidates for election who are highly qualified based on their skills, expertise and experience and to consider diversity criteria including, gender, education, age, ethnicity, geographic location and other characteristics of the communities in which AltaGas operates when considering nominations, striving for balance among these criteria.

Although AltaGas has not adopted a written gender diversity policy or established targets for representation of women on the Board and at executive levels, in accordance with the diversity policies in place and as a matter of practice, diversity (including gender diversity) is among the factors considered when evaluating the composition of the Board and the executive team and identifying the necessary qualifications to fill vacancies.  Two of the nine members of the Board are women (22%) and each committee of the Board has one female member (representing 33% of the HR Committee and the Governance Committee and 25% of the Audit Committee and EOHS Committee). One of the seven members of the executive team is a woman (14%).

DIRECTOR AGE AND TENURE

In order to ensure that the Board benefits from fresh ideas, views and expertise, the Board has a Retirement Policy in place as well as a policy setting term limits on tenure.  Pursuant to the Retirement Policy, current directors will not stand for re-election after they have reached age 75.  Under the term limit policy on tenure, a director will not be nominated for re-election at the fifteenth, or any subsequent, annual meeting of shareholders following the date such director was first elected or appointed.  For the purposes of this policy, all directors who were on the Board in 2015 were deemed to have been first elected at the 2015 annual meeting of Shareholders when the policy was first applied.

The following table sets out the age and tenure of the current directors.

	Age				Years of Service on AltaGas and Predecessor Boards(1)
Director / nominee	<59	60 - 64	65 - 69	70 - 74	0 - 5	6 - 10	11 - 15	>16
Best		✓				✓
Calvert		✓			✓
Cornhill		✓						✓
Edgeworth			✓				✓
Gilbert			✓					✓
Harris	✓				✓
Hodgins			✓				✓
Knoll		✓			✓
McCrank(2)				✓		✓

Notes:

(1)                                 For purposes of the term limit policy, which was adopted in 2015, each director has served for less than five years.

(2)                                 In accordance with the Board’s Retirement Policy, this will be the last year that Mr. McCrank stands for re-election.

SESSIONS OF INDEPENDENT DIRECTORS

In 2017, sessions comprised solely of independent directors were held at each Board meeting and regularly scheduled committee meeting. These sessions were also held at special meetings.  The Lead Director presides over these sessions at Board meetings, and the Chair of each committee presides over these sessions at committee meetings and, in each case is responsible for informing the Chairman and/or management if any action is required.  The sessions held by independent directors are of no fixed duration and participants are invited to raise and discuss any comments or concerns.

Sessions of independent directors in 2017 / meetings held

Board & Committee Meetings	Regular	Special	Overall
Board of Directors	6/6	7/7	13/13
Audit Committee	5/5	0/0	5/5
EOHS Committee	3/3	1/1	4/4
Governance Committee	4/4	1/1	5/5
HR Committee	5/5	0/0	5/5

For details on director attendance, please refer to the director nominee tables under the heading “Director Nominees”.

LEAD DIRECTOR

Mr. Cornhill, the Chairman of the Board, retired from his CEO position on April 15, 2016 and, having been within the last three years an employee or executive officer of AltaGas, is not independent.

The Board appointed Mr. McCrank as Lead Director effective April 20, 2016.  The primary function of the Lead Director is to provide independent leadership to the Board to ensure that the Board can function independently of management. The Lead Director acts as chairman of the Board at meetings, or portions thereof, where the Chairman is not present and presides over in camera sessions of the independent directors at meetings to facilitate full and candid discussion.

PERFORMANCE ASSESSMENT

The Board, in conjunction with the Governance Committee, annually requires its members to complete a confidential questionnaire designed to evaluate how effectively the Board, its committees and the individual directors are operating and provide directors with the opportunity to make suggestions for improvement.  The questionnaire is primarily designed to provide constructive feedback for improvement of overall performance.  Questions posed address the composition of the Board and its committees, effectiveness of the Board, its committees, the Chair, the Lead Director and the Chairs of the committees, the quality of information provided at, and effectiveness of, meetings, and the quality and quantity of director orientation and continuing development.  The questionnaire, once completed, is submitted to the Chair of the Governance Committee.  Directors’ input is then summarized on an anonymous basis.  The summary is then reported to the Board by the Chair of the Governance Committee and areas for potential improvement or areas of concern are addressed.

BOARD COMMITTEES

The Board has four standing committees: the Audit Committee, the Governance Committee, the EOHS Committee and the HR Committee.  Each of the members of the four committees is considered independent within the meaning of NI 52-110.

AUDIT COMMITTEE

Chair:                                   Robert Hodgins

Members:               Catherine Best, Allan Edgeworth and Phillip Knoll

The Board has developed a written mandate for the Audit Committee which outlines the role and responsibilities of the committee and provides guidance to the Chair of the Audit Committee and its other members with respect to their duties.  The Audit Committee is responsible for:

•                        assessing the adequacy of procedures for the public disclosure of financial information;

•                        reviewing on behalf of, and reporting to, the Board, the results of its review and its recommendation regarding all material matters of a financial reporting and audit nature;

•                        recommending to the Board the appointment of the auditors and their remuneration, subject to shareholder approval;

•                        reviewing the nature and scope of the annual audit plan as proposed by the auditors and management;

•                        pre-approving non-audit work undertaken by the auditors;

•                        ensuring that management has established and is maintaining disclosure controls and procedures and internal control over financial reporting;

•                        overseeing risk management, including reviewing material risks, the methods of risk analysis and strategies in place for risk management (further details can be found under the heading “Risk Management”); and

•                        ensuring satisfactory procedures for the receipt, retention and resolution of complaints regarding accounting and internal controls or audit matters.

The Audit Committee meets with AltaGas’ auditors regularly, independent of management, and has direct communication channels with AltaGas’ external and internal auditors to discuss and review specific issues as appropriate.

All members of the Audit Committee are “financially literate” and have “accounting or related financial expertise”, based on criteria established by the Board in accordance with NI 52-110.  NI 52-110 defines “financial literacy” as the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by AltaGas’ financial statements.

Further information in respect of the Audit Committee is contained in AltaGas’ Annual Information Form for the year ended December 31, 2017 under the heading “General — Audit Committee” and the Audit Committee’s Mandate is attached as a schedule thereto.  The Annual Information Form is available under AltaGas’ profile on SEDAR at www.sedar.com and on AltaGas’ website at www.altagas.ca.

GOVERNANCE COMMITTEE

Chair:                                   M. Neil McCrank

Members:               Victoria Calvert and Robert Hodgins

The Board has developed a written mandate for the Governance Committee outlining the duties and responsibilities of the Chair of the Governance Committee and its other members.  The Governance Committee is responsible for:

•                        the development of the overall governance approach of AltaGas;

•                        continual assessment of corporate governance matters, including developing guidelines and policies and practices for measuring and evaluating performance and resolving any issues with respect to the COBE;

•                        reviewing all Board and committee mandates on an annual basis;

•                        making recommendations to the Board regarding governance matters and ensuring compliance with the COBE;

•                        making recommendations to the Board regarding the compensation of non-employee directors and equity ownership requirements;

•                        establishing a process for identifying, recruiting and appointing new directors;

•                        recruiting and recommending individuals for nomination for election to the Board;

•                        overseeing strategies designed to manage social and environmental risks, management processes and standards and ensure future sustainability of AltaGas;

•                        making recommendations with respect to corporate social responsibility matters (including with respect to policies, procedures and practices to ensure consistent application and alignment with AltaGas’ core values);

•                        verifying that management proactively identifies and monitors the impact of proposed legislation and other emerging issues and trends in the area of corporate social responsibility and recommends, where material, appropriate responses to the Board; and

•                        reviewing the effectiveness of management’s communication and engagement with stakeholders on corporate social responsibility issues and priorities.

The Governance Committee’s mandate includes reviewing and making recommendations as to the size of the Board and establishing practices for measuring Board performance and for evaluating the performance of the Board, its committees and the individual directors.  Based on these recommendations, the Board considers its size each year when it considers the number of directors to recommend to the Shareholders for election at the annual meeting of Shareholders, taking into account the number required to carry out the Board’s duties effectively and to maintain a diversity of view, skills and experience. The Governance Committee regularly reviews the compensation package of directors, consulting with external consultants and advisors as appropriate.  Refer to the disclosure under the heading “Director Compensation”.

In its role as “nominating committee”, the Governance Committee is responsible for determining the necessary qualifications and skills required for a diverse and effective Board.  The competencies and skills of the Board as a whole are considered by the Governance Committee in assessing potential nominees.  Currently, the Governance Committee relies on nominee recommendations from the current directors to find suitable candidates but may engage outside advisors as required.

ENVIRONMENT, OCCUPATIONAL HEALTH AND SAFETY COMMITTEE

Chair:                                   Allan Edgeworth

Members:               Victoria Calvert, Daryl Gilbert and Phillip Knoll

The Board has developed a written mandate for the EOHS Committee outlining its duties and responsibilities.  The EOHS Committee monitors and makes recommendations to the Board with respect to the environment, health and safety policies, practices and procedures of AltaGas.  The EOHS

Committee has established an environmental risk management system and monitors its operation through regular reports from management.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Chair:                                   Daryl Gilbert

Members:               Catherine Best and M. Neil McCrank

The Board has developed a written mandate for the HR Committee outlining its duties and responsibilities.  The HR Committee addresses, on behalf of the Board, matters of human resources and compensation and is responsible for:

•                        providing direction and oversight on human resources strategy, and developing appropriate compensation policies for the executives, senior management and other employees of AltaGas;

•                        ensuring AltaGas has appropriate programs for workforce recruitment and employee retention;

•                        monitoring performance, goals, assessments and rewards of senior management;

•                        overseeing human capital risk and planning to ensure AltaGas’ management programs are effective and do not encourage individuals to take inappropriate or excessive risks that could result in a material negative impact to AltaGas;

•                        overseeing the design, and governance, of AltaGas’ compensation, pension and benefit programs;

•                        making recommendations to the Board regarding CEO compensation;

•                        developing an appropriate framework for human resource policies and plans; and

•                        reporting to the Board on organizational structure and succession planning matters.

Refer to the disclosure under the heading “Compensation Discussion and Analysis” for details of how the HR Committee fulfills its mandate with respect to compensation and the disclosure below for details of how the HR Committee fulfills its mandate with respect to succession.

The HR Committee meets at least four times per year.  The members of the HR Committee, all of whom are independent, have all been senior leaders in various organizations.  As a result, they have obtained direct experience relevant to executive compensation and the skills and experience that enable the HR Committee to develop and make recommendations on the suitability of AltaGas’ compensation policies and practices.  In addition, the HR Committee consults with advisors as they consider appropriate.  Refer to the disclosure under the heading “Compensation Consultants and Advisors” for additional detail.

None of the members of the HR Committee is an executive officer of AltaGas or was an officer or employee of AltaGas or any of its subsidiaries in the most recently completed financial year or formerly an officer of AltaGas or any of its subsidiaries, or had or has any relationship that requires disclosure under the headings “Indebtedness of Directors and Executive Officers” or “Interest of Informed Persons in Material Transactions” in this Information Circular.

Succession Planning

With respect to leadership and succession planning, the Board is responsible for:

•                        appointing the CEO and other officers;

•                        monitoring senior management’s performance, goals, assessments and rewards;

•                        developing, reviewing and monitoring the CEO succession plan;

•                        reviewing the succession strategy for all other senior management positions on an annual basis; and

•                        overseeing human capital risk to ensure AltaGas’ management programs effectively address succession planning.

While the Board remains active in this area, this function is primarily led by the HR Committee.  The HR Committee makes recommendations to the Board with respect to succession planning matters.

Executive succession, candidate development and talent retention have been areas of significant focus for the HR Committee and the Board.  Recent succession activity within the executive leadership team (in 2015 and 2016) was successfully executed and resulted in the smooth transition of the current executive leadership team into their respective roles, including Mr. Harris into his position as CEO. The HR Committee continues to review its succession planning on a regular basis to ensure the process continues to align with the long-term strategy of, and vision for, AltaGas.

The HR Committee has become increasingly more detailed and formalized in its succession planning process for the CEO, senior management and other strategic positions considered critical to the success of AltaGas. The succession planning process led by the HR Committee involves working with the CEO, other members of the executive leadership team and advisors.  In 2017, the HR Committee engaged an external advisor to assist with the planning process.  The process is designed with a focus on long range planning for executive recruitment, development and succession to ensure leadership sustainability and continuity.  The process includes, among other things, a review of the internal talent pool and selection of potential candidates taking into consideration criteria evolved over time such as diversity, including diversity in skill and knowledge, and core competencies of the executive leadership team, selection of executive development opportunities, and evaluation of performance and progress.  The succession planning process also includes planning for illness, disability and other absences that may require an interim succession plan.

AltaGas is committed to developing leaders at all levels and to increasing the strength of its leadership team. During 2017, several vice presidents and senior executives were hired or transitioned to roles within the organization to provide further developmental opportunities and cross-training.

ADVANCE NOTICE BY-LAW

AltaGas’ By-Law No. 2 sets out the advance notice requirements for director nominations (the “Advance Notice By-Law”). The purpose of the Advance Notice By-Law is to provide Shareholders, directors and management of AltaGas with guidance on the process for nominating directors. The Advance Notice By-Law fixes a deadline by which Shareholders must submit director nominations to AltaGas prior to any annual or special meeting of Shareholders at which directors are to be elected, sets forth the information that must be included in the notice and the procedure to be followed.  A copy of the Advance Notice By-Law is publicly available on AltaGas’ website at www.altagas.ca.

SHAREHOLDER OUTREACH

As part of its mandate, the Board is responsible for establishing policies to ensure effective, timely and non-selective communication with Shareholders.  AltaGas engages Shareholders on an ongoing basis and in a variety of ways, tailored to the specific needs of Shareholders.  AltaGas’ executive and senior management attend and participate at investor conferences and meet one-on-one with investors as part of AltaGas’ Shareholder engagement, communicating on AltaGas’ business operations, financial results and strategy.  AltaGas also conducts numerous non-deal roadshows in a variety of cities to meet with Shareholders and potential Shareholders. In addition, members of AltaGas’ executive team host quarterly earnings conference calls for the investment community that are accessible to a broader audience through webcast. A list of upcoming and past events and presentations, including presentations and webcasts, when available, can be found on AltaGas’ website at www.altagas.ca. The Meeting will also be webcast. AltaGas’ investor relations department welcomes opportunities to engage with Shareholders and other stakeholders and may be contacted directly by phone, email, or regular mail at:

AltaGas Ltd.
Investor Relations
1700, 355 4th Avenue SW
Calgary, Alberta T2P 0J1
Telephone: 403.691.7100
Toll-free: 1.877.691.7199
Investor.relations@altagas.ca

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION POLICY

The Board believes that attracting, motivating and retaining high performing employees is integral to the long-term success of the company. Through a competitive compensation program that links employee compensation with company performance, AltaGas strives to align the actions of its employees with AltaGas’ long-term corporate strategy and the interests of Shareholders.

The goal of the HR Committee in making compensation recommendations with respect to employees is to recognize and reward both individual and corporate performance, while ensuring that AltaGas provides a competitive industry level of compensation. Compensation recommendations also take into account the individual’s experience and level of responsibility within the company.

The HR Committee views total compensation as a way to link executive actions with the strategy and performance targets of AltaGas and has designed a compensation framework that is comprised of both short-term and long-term compensation elements. The design emphasizes competitive and fair annual fixed and variable compensation that provides incentive for reaching shorter-term corporate objectives, while also providing longer-term fixed and variable compensation elements intended to retain and motivate employees over the long-term. AltaGas’ compensation programs are designed to motivate executives to deliver long-term value to Shareholders through risk-managed value creation.

Currently, AltaGas’ employee compensation program is comprised of base salary, benefits, the STIP, the MTIP, the Share Option Plan, the DSUP (available but not currently intended for employees), the Employee Share Purchase Savings Plan, the DCP and the SERP. The mix of compensation elements is reviewed annually by the HR Committee. Each of these components is discussed in greater detail below.

COMPENSATION OBJECTIVES

The compensation philosophy of AltaGas emphasizes linking the performance of AltaGas, its divisions and its individual employees with individual compensation. The following objectives of AltaGas’ compensation programs attempt to fulfill that overarching philosophy:

•                        attract, and retain, highly qualified and engaged employees and senior management team members;

•                        align executive and employee interests with those of the Shareholders;

•                        offer competitive base salary compensation at approximately the median among the relevant peer group; and

•                        assuming performance goals are met, recognize and reward employees and executives through pay-for-performance, such that total compensation meets or exceeds the median among the relevant peer group.

Executive compensation programs and target payouts have been developed to align executive compensation with the achievement of strategic objectives that support AltaGas’ long-term strategy. Performance of executives is a foundation on which all decisions to award compensation are based. AltaGas’ compensation program has been designed to motivate management to operate the business in a safe, environmentally responsible and cost effective manner, with a focus on the longer term, and on providing superior returns and social value that Shareholders expect.

ELEMENTS OF COMPENSATION PROGRAM

AltaGas’ compensation program is structured to align performance with objectives supporting AltaGas’ long-term corporate strategy and the interests of Shareholders. AltaGas’ total compensation is comprised of a base salary, short-term incentives and long-term incentives, with more senior positions having a larger percentage of their compensation weighted towards long-term incentives that align with AltaGas’ long-term strategy.

Elements of the AltaGas compensation program are as follows:

Element	Description	Objective	Component	Form
Annual Salary	Fixed cash compensation targeted at the 50th percentile of peer group.	Provide competitive annual compensation and compensate employees for fulfillment of responsibilities.	Fixed	Cash
Short Term Incentives

Variable cash compensation that rewards both annual corporate performance and annual individual performance contributions. Targeted as percentage of base pay, assuming performance goals are met. Payout is not guaranteed and in certain circumstances may be zero.

		Reward achievement of annual financial and strategic objectives.	At-Risk	Cash
Long Term Incentives
Mid-Term Incentive Plan

Variable cash compensation that rewards employee performance over the medium term (three to four year period) for the achievement of AltaGas performance targets. Performance below a pre-determined range will result in a zero payout. Granted in the form of notional Share-based awards (RUs and PUs) that vest over a three year period for RUs and at the end of the three year period for PUs.

		Align compensation with long-term performance goals, motivate employees over long-term, and link employee compensation with shareholder interests.	At-Risk	Cash(1)
Share Option Plan

Variable equity-based compensation that rewards employees for creating long-term shareholder value. Granted in the form of options to purchase Shares which typically vest over three to four years and expire after a period of six to 10 years. The realizable value is determined based on the increase in Share price.

		Align compensation with long-term performance goals, motivate employees over long-term, and link employee compensation with shareholder interests.	At-Risk	Shares
Deferred Share Unit Plan	Variable cash or equity-based compensation provided through the issuance of notional Share-based awards that rewards the creation of long-term shareholder value.	Provide competitive compensation for directors, align director compensation with the long-term interests of shareholders.	At-Risk	Cash(1)
Employee Share Purchase Savings Plan	Form of fixed and variable equity-based compensation that encourages employee share ownership by providing incentive to purchase Shares.	Align employee compensation with shareholder interests, motivate employees through shared goals.	Fixed and At-Risk	Cash and Shares(2)
Defined Contribution Pension Plan	Fixed retirement benefit that provides cash based compensation as part of the competitive total compensation package.	Provide competitive compensation package to attract and retain employees.	Fixed	Cash
Supplemental Executive Retirement Plan	Supplemental retirement benefit that rewards long-term service by providing fixed cash compensation based on employee’s length of service to AltaGas.	Provide competitive compensation for executive level employees. Long-term incentive that rewards service to AltaGas.	Fixed	Cash

Notes:

(1)                                 While the form of payment is primarily cash, AltaGas can elect to make such payment in Shares purchased on the open market.

(2)                                 Shares are purchased on the open market.

COMPENSATION MIX

AltaGas’ target compensation mix for executive officers is weighted towards long-term incentives, with a larger percentage of their total compensation being at-risk, reflecting the increased influence of the executives over the achievement of AltaGas’ long-term strategy. This design provides for further alignment between executive compensation and long-term company performance, while discouraging excessive short-term risk taking.

AltaGas targets the following mix of compensation elements for the CEO, CFO and each of the three most highly compensated executives of AltaGas (the “Named Executive Officers” or “NEOs”).

Principal Position(s)	Base Salary and benefits(1) (%)	Short Term Incentive Plan (%)	Long Term Incentive(2) (%)	Total (%)	Pay at Risk(3) (%)
CEO	30	20	50	100	70
Other NEOs	40	20	40	100	60

Notes:

(1)                                 Includes perquisites and two-thirds of Employee Share Purchase Savings Plan.

(2)                                 Includes MTIP, Share Option Plan, one-third of Employee Share Purchase Savings Plan, DCP and SERP.

(3)                                 Pay at risk includes short-term and long-term incentives.

ANNUAL SALARY

Annual salary is intended to provide a competitive rate of base compensation in recognition of the skills, competencies and level of responsibility of the employee. The HR Committee annually reviews market and peer group compensation data and generally targets annual salaries at approximately the 50th percentile of AltaGas’ peer group, as set out under the heading “Peer Group”, taking into account the relative responsibilities and level of experience required for the position. Base salaries for executives are approved by the HR Committee and, where applicable, by the Board.

SHORT TERM INCENTIVES

Short Term Incentive Plan (STIP)

AltaGas has the STIP for permanent employees, which provides annual cash bonuses based on the achievement of a combination of individual, team and corporate performance metrics for the year.  The more senior the position held within the organization, the greater the target bonus level and the weighting towards AltaGas corporate performance measures.

The HR Committee annually reviews market and peer group compensation data and generally targets STIP compensation at approximately the 50th percentile of AltaGas’ peer group, taking into account the relative responsibilities and level of experience required for the position. Unless otherwise approved by the Board, no awards are made to any employees under STIP in cases where those employees did not meet the objectives applicable to them.

STIP compensation is recommended by the HR Committee and approved by the Board. Payments, if any, are made pursuant to the STIP in March of the following year, provided that the employee continues to be employed by AltaGas at that time.

For Named Executive Officers, STIP targets include corporate and individual weightings. For 2017, the President and CEO’s STIP target was weighted 70 percent corporate and 30 percent individual. For the other Named Executive Officers, the STIP target is a mix of 60/50 percent corporate and 40/50 percent individual. The corporate performance is measured based on the achievement of both financial and strategic measures. The financial measures are weighted 30 percent on consolidated adjusted funds from operations (“AFFO”) and 30 percent on AFFO return on equity (“AFFOROE”), against a pre-determined target set at the beginning of the year. The strategic measures are weighted 40 percent and are pre-determined at the beginning of the year. The financial and strategic measures are directly linked to the success of AltaGas and are considered integral to the achievement of AltaGas’ long-term corporate strategy.

LONG TERM INCENTIVES

AltaGas has a number of long-term incentives, including the MTIP, Share Option Plan, DSUP, Employee Share Purchase Savings Plan, DCP and SERP, which are described below.  Additional details on the MTIP, Share Option Plan and DSUP are included in Schedule B.

Mid-Term Incentive Plan (MTIP)

AltaGas has the MTIP for directors and employees as a form of long-term variable compensation. The purpose of the MTIP is to align a portion of the employee at-risk compensation to the achievement of both AltaGas’ performance targets and individual performance targets. Through the use of long-term compensation, AltaGas aims to promote the attraction and retention of highly qualified employees. The incentive compensation granted under the MTIP is granted in the form of both RUs and PUs.

RUs granted to directors and employees will generally vest as to one-third per year over a three-year period commencing on the first anniversary of the date of grant, contingent upon AltaGas achieving a threshold level of performance during each year of the vesting period. Typically RUs are paid out in cash upon vesting; however, AltaGas has the option to pay such amount in Shares purchased on the open market.

PUs granted to employees will generally vest at the end of a three-year period commencing with the year of grant, contingent upon AltaGas achieving a threshold level of performance during the three-year vesting period. In 2015, AltaGas introduced financial performance milestones for PUs which are based on reaching a targeted level of AFFO over the three year term of the grant. Targets are typically established to reflect a minimum percent of annual growth, with payout ranging from 0.0x to 2.0x.  The payouts under the PUs are, in most cases, further subject to modification based on relative total shareholder return (“TSR”) for AltaGas compared to its peer group as well as compared to the S&P/TSX Composite Index group (excluding organizations with market capitalization less than $2 billion). The modifier provides for either downward or upward adjustments to the award payable under the MTIP. Achievement of TSR performance that is less than or equal to the 25th percentile results in a multiplier of 0.8x, the 50th percentile results in a multiplier of 1.0x, and greater than or equal to the 75th percentile results in a multiplier of 1.2x.

The Board, as recommended by the HR Committee, approves the granting of units under the MTIP. The HR Committee determines the appropriate performance vesting criteria for the purpose of RUs and PUs.

Share Option Plan

AltaGas’ Share Option Plan provides a continuing form of long-term variable compensation for directors, officers, employees, consultants and other personnel of AltaGas and any of its subsidiaries. The quantum and granting of Share Options is related to individual performance, the availability of Share Options for grant, prior grants and the level of Share Options granted to other AltaGas’ employees with comparable seniority and level of responsibility, and to those holding similar positions in comparably-sized organizations in the industry. Share Options are used as an incentive to attract, retain and motivate highly qualified employees and are intended to align individual and shareholder interests by directly linking a portion of AltaGas’ total compensation with long-term shareholder return.

The Board, as recommended by the HR Committee, approves the granting of Share Options. Under the Share Option Plan, Share Options granted to executives have a term not to exceed 10 years and will vest in such a manner as determined by the HR Committee. Grants since 2014 expire after a period of six years. The exercise price of the Share Options is determined by the HR Committee at the date of grant. The value of the Share Options at vesting is calculated based on the difference between the grant price and the market price of Shares on the vesting date.

Deferred Share Unit Plan (DSUP)

AltaGas has a DSUP for directors, officers and employees as a form of equity-based long-term variable compensation. Although the DSUP is available to directors, officers and employees, AltaGas currently only offers, and intends to only offer, DSUs under the DSUP as a form of director compensation.  DSUs are fully vested upon grant and are credited to a director’s account. Payment of the value of DSUs granted occurs on or following the participant’s termination date at which time the participant is eligible to redeem their vested DSUs.

The Board, as recommended by the Governance Committee, approves the granting of DSUs. In addition, directors may elect to receive some or all of their annual cash retainer in DSUs.

Employee Share Purchase Savings Plan

The Employee Share Purchase Savings Plan is designed to encourage equity ownership by employees, as a long-term incentive, and to ensure AltaGas’ compensation is competitive in the energy industry. The majority of regular employees of AltaGas are eligible to participate, with plan participation being optional.

Employees are able to contribute up to 10 percent of their base pay which is invested, at the election of the employee, in either Shares or a short-term investment fund, or a combination of the two options. AltaGas matches employee contributions up to a maximum percentage of five percent of base pay based on the employee’s years of service with the company. AltaGas will match contributions by a factor of 0.5x for employees with up to three years of service; by a factor of 0.75x for employees with three to six years of service; and by a factor of 1.0x for employees with more than six years of service. AltaGas’ contributions are invested in Shares which are purchased by the plan administrator from the market (excepting any Shares attributable to the plan’s participation in AltaGas’ Dividend Reinvestment Plan, any such Shares being issued from AltaGas treasury). AltaGas’ contributions on behalf of employees vest immediately.

Defined Contribution Pension Plan (DCP)

With respect to retirement benefit plans, AltaGas has a registered DCP for employees, including executive officers. Under the DCP, AltaGas contributes an amount equal to four percent of an employee’s base salary plus an additional service-related match of employee optional contributions of up to two percent of the employee’s base salary. All regular employees of AltaGas participate in the DCP.  AltaGas’ contributions on behalf of employees vest immediately. Employees direct the investment of both their own and AltaGas’ contributions into one or a combination of target date funds, target risk funds, individual investment funds and/or guaranteed investment certificates.

Supplemental Executive Retirement Plan (SERP)

AltaGas has instituted a non-registered defined benefit retirement plan for executive officers to supplement their AltaGas-sponsored DCP. The supplemental executive retirement plan (“SERP”) benefit is determined such that the value of each member’s total retirement benefit is equal to the value of an annual defined benefit pension of two percent (or such other percentage as may be specified in the executive’s employment agreement) of the member’s highest three-year average earnings multiplied by the member’s years of pensionable service.

For the purposes of determining the total retirement benefit value:

(i)                  earnings are defined as the member’s base salary plus 50 percent of his or her target bonus;

(ii)               each year going forward the member will receive credit for two years of pensionable service until his or her pensionable service is equal to his or her AltaGas employment service (or some other multiple of a year as specified in the executive’s employment contract). Thereafter, one year of pensionable service will be credited for each year of continuing employment service;

(iii)            the retirement benefit is a joint life pension with a guarantee that at least five years of payments will be made. If the member was married at retirement, after the death of the member, and the expiration of the five-year guarantee, the pension will be reduced to 60 percent for the remainder of the spouse’s lifetime; and

(iv)           a member with at least five years of pensionable service may retire as early as age 55. The accrued retirement benefit will be reduced by three percent per year for each year that retirement precedes the member’s attainment of age 60.

The SERP will provide the difference between the value of the total retirement benefit determined above, and the deemed value of the member’s DCP or equivalent employer-sponsored U.S. retirement savings plan. The SERP will pay this value to the member in equal payments from the date of the member’s retirement to the date the member attains age 70. If the executive is a U.S. taxpayer, the payout of the value will be over a 10 year period, commencing six months after retirement.

The SERP benefits will be paid from the general revenue of AltaGas as payments become due. Security for the accruing liability, except for the liability related to members who are U.S. taxpayers, will be provided through a letter-of-credit arrangement.

COMPENSATION PROCESS

Compensation decisions are based on individual and corporate performance. Base salary for executives is targeted at median of the AltaGas peer group. Total cash compensation, including short-term incentives and long-term incentives, are targeted to meet or exceed the median among the relevant peer group, assuming that the relevant performance goals have been met.  The HR Committee and the Board review executive compensation in detail at least annually.

The HR Committee regularly reviews the progress on short-term incentive measures, RU and PU performance measures and total compensation at risk for executives and officers. Corporate performance and individual performance are also regularly discussed.  The HR Committee recommends for approval to the Board executive salary and perquisite changes, short-term incentive payments and long-term incentive grants. No executives or officers vote on these recommendations or are present at the HR Committee or Board meetings with respect to compensation matters affecting them.

In making compensation recommendations to the Board, the HR Committee considers a wide range of quantitative and qualitative factors. Corporate strategy execution, financial metrics, performance relative to the market and relative to peer companies, individual performance, as well as peer compensation surveys are all considered. Corporate strategy considerations include the optimization of AltaGas’ existing infrastructure and operations to maximize Shareholder value, and the acquisition and building of energy infrastructure assets with long economic lives that provide long-term dependable cash flows and solid Shareholder returns. Financial performance metrics include EBITDA, ROEBITDA, AFFO and AFFOROE targets as defined in the disclosure under the heading “Advisories”, which are all directly linked to the success of AltaGas and considered integral to the achievement of AltaGas long-term corporate strategy. The achievement of financial performance targets is one of the key factors measured in determining compensation to be paid under the STIP and vesting of PUs.

PEER GROUP

Annually, management reviews peer compensation survey results provided by external consultants to benchmark AltaGas’ compensation programs with those of comparably-sized organizations.  The Board may also retain independent advisors. Refer to the disclosure under the heading “Compensation Consultants and Advisors” below for additional information.  A summary of this information is provided to the HR Committee to assist with their review of AltaGas’ overall compensation policy.  Peer survey results are one of many factors the HR Committee uses to determine compensation. The peer survey results on their own may not be appropriate for comparative purposes based on role responsibilities, experience and succession considerations. The final decisions on executive compensation are made with sound judgement based on the qualitative and quantitative factors described above.

The HR Committee annually reviews and recommends to the Board the peer group of companies used for AltaGas’ peer compensation survey comparisons. The peer group is reviewed to ensure that it continues to provide a reasonable basis for comparison and to ensure that the peer group is reflective of the industries and areas in which AltaGas operates. The composition of the peer group includes industry peers whose revenues and assets are within the range of 50 percent to 200 percent of AltaGas’.

For 2017, the following peer benchmark companies were chosen based on their similarity in size, scale and industry relative to AltaGas, while also taking into account the companies with which AltaGas directly competes for employee talent. AltaGas’ peer group size reflects the diversity of AltaGas’ three business divisions and competition for talent within each of the Gas, Power and Utilities businesses.

2017 Peer Group

Algonquin Power & Utilities Corp.	Encana Corp.	Northland Power Inc.
ARC Resources Ltd.	Enerplus Corporation	Pembina Pipeline Corporation
ATCO Group	ENMAX Corporation	Pengrowth Energy Corporation
Baytex Energy Corp.	EPCOR Utilities Inc.	Plains Midstream Canada ULC
BP Canada Energy Group ULC	Fortis Inc.	Repsol Oil & Gas Canada
Brookfield Renewable Energy Partners L.P.	Gibson Energy ULC	Seven Generations Energy Ltd.
Capital Power Corporation	Inter Pipeline Ltd.	Spectra Energy Transmission
Chevron Canada Resources	Irving Oil	Tourmaline Oil Corp.
ConocoPhillips Canada	Just Energy Group Inc.	TransAlta Corporation
Crescent Point Energy Corp.	Keyera Corp.	Veresen Inc.
Devon Canada Corporation	Kinder Morgan Canada Inc.	Vermilion Energy Inc.
Emera Inc.	MEG Energy Corp.	Williams Energy (Canada), Inc.

COMPENSATION CONSULTANTS AND ADVISORS

AltaGas engages external consultants to assist with compensation matters. Periodically, the HR Committee or the Board independently retain external consultants to review compensation matters. The use of a particular compensation service provider is based on the nature of the service required relative to the qualifications of the provider.

AltaGas originally engaged Mercer (Canada) Limited (“Mercer”) (a wholly-owned subsidiary of Marsh & McLennan Companies, Inc.) in 2001.  During 2017, AltaGas engaged Mercer to provide specific support to it and the Board in determining compensation for AltaGas’ officers. This support consisted of: (i) provision of peer survey compensation benchmark data; (ii) analysis of officer total compensation based on peer survey results; (iii) review of competitiveness of compensation design; (iv) review of peer benchmark data assuming the completion of the WGL Holdings, Inc. acquisition in 2018; and (v) due diligence support on compensation matters related to the pending WGL Holdings, Inc. acquisition. In addition to this mandate, Mercer (through different lines of business) provides other services, including pension and benefits advisory services and general employee compensation consulting services to AltaGas. The fees for such services are disclosed in the table below.

In 2017, the Board also independently retained Hugessen Consulting Inc. (“Hugessen”) to provide specific compensation advisory services related to director and officer compensation matters. This support consisted of: (i) review and discussion of general market trends relating to compensation philosophy; (ii) review and discussion of general market trends for compensation design; and (iii) review of compensation practices for the company in recognition of the pending WGL Holdings, Inc. acquisition.  The fees for such services are disclosed in the table below.

The independent external consultants provide information and recommendations under their respective mandates.  However, AltaGas’ Board, the HR Committee or Governance Committee, as applicable, have full responsibility for their compensation decisions, which reflect the qualitative and quantitative factors previously discussed.

Independent Compensation Advisors	2017	2016
Mercer
• Executive compensation-related fees(1)	$219,887	$71,300
• All Other Fees(2)	$305,489	$268,961
Hugessen (engaged by Board of Directors)
• Executive compensation-related fees	$96,414	—
• All Other Fees	—	—

Notes:

(1)         Increase in 2017 is primarily related to due diligence performed on executive compensation matters related to the WGL Holdings, Inc. acquisition.

(2)         Includes pension and benefits advisory services, general employee compensation consulting services and due diligence support for non-executive compensation matters related to the WGL Holdings, Inc. acquisition.

MANAGING COMPENSATION RISK

AltaGas is committed to upholding the highest standards of corporate governance. The Board, including through its committees, routinely assess compensation programs to determine whether such programs encourage individuals to take inappropriate or excessive risks that are reasonably likely to have a material adverse impact on the company. AltaGas’ compensation policies and practices are designed to encourage behaviors that align with the long-term interests of AltaGas and its Shareholders. While AltaGas has structured its programs and practices with the intent of discouraging excessive risk taking, the company recognizes that some level of risk taking is necessary to achieve outcomes that are in the best interest of AltaGas and its Shareholders. In addressing these risks, AltaGas has implemented a number of risk mitigating strategies, including:

•                        All directors, including members of the HR Committee, are regularly apprised of AltaGas’ financial and operating performance throughout the year.

•                        A significant weighting on long-term incentives mitigates the risk of encouraging achievement of short-term goals at the expense of long-term sustainability and Shareholder value.

•                        The nature of the financial measures used in the determination of the STIP’s annual compensation value (EBITDA, ROEBITDA, AFFO and AFFOROE) provide a balanced scorecard, measuring cash flow and financial returns, and ensure AltaGas will have the ability to pay bonuses granted under the STIP.

•                        PU performance measures for grants made starting in 2015 include AFFO with a growth target over the vesting period. Beginning with awards granted in 2015, PU performance measures also incorporate a new relative TSR modifier, linking payment under PUs to the interests of Shareholders and the long-term success of AltaGas. Cumulative TSR for these awards will be measured from the quarter in which the grant was made to the vesting date and compared to the peer group companies.

•                        The STIP total payout is capped at 200 percent of target. Individual awards range from 0 percent to a maximum of 200 percent of salary.

•                        The HR Committee and the Board have the ability to use discretion in assessing both individual executive officer performance and overall AltaGas performance to ensure that STIP payouts are not overly influenced by an unusual result in any one given area.

ANTI-HEDGING POLICY

AltaGas’ Securities Trading and Reporting Policy provides that no director, officer or employee may, at any time, purchase financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, spread bets, contracts for difference or units of exchangeable funds, that are designed to hedge or offset, or that may reasonably be expected to have the effect of hedging or offsetting, a decrease in the market value of any AltaGas securities or may otherwise take any speculative or derivative positions of any kind which would have or that may reasonably be expected to have such effect. To AltaGas’ knowledge, none of the directors or Named Executive Officers have purchased any such financial instruments.

CLAWBACK POLICY

AltaGas believes that an important part of managing compensation risk and promoting ethical conduct is setting the appropriate tone at the executive level, and AltaGas believes that having an appropriate Clawback Policy is an important part of setting that tone. Effective May 1, 2016, AltaGas adopted a policy whereby, in the event of a restatement of the financial results of AltaGas for any reason other than a restatement caused by a change in applicable accounting rules or interpretations, the Board may: (a) require that an executive officer return or repay to AltaGas or reimburse AltaGas for all or part of the after-tax portion of any excess compensation; and/or (b) cause all or part of any awarded and unpaid or unexercised performance-based compensation (whether vested or unvested) that constitutes excess compensation for an executive officer to be cancelled.

PERFORMANCE ASSESSMENT FOR 2017

The Board and the executive officers of AltaGas annually review AltaGas’ corporate performance to understand the company’s performance relative to the market. This information is used to evaluate AltaGas’ annual compensation to be awarded.

The following table and graph compare the yearly percentage change in the cumulative Shareholder return over the last five years on the Shares (assuming a $100 investment was made on December 31, 2012), with the cumulative total return of the S&P/TSX Composite Index and the S&P/TSX Composite Dividend Index. The values assume the reinvestment of any declared dividends or distributions. As of December 31, 2017 the Shares were included in the S&P/TSX Composite Index and the S&P/TSX Composite Dividend Index, and such indices are accordingly used for comparison purposes below. The table and graph also show the trend in total compensation paid to the Named Executive Officers and to the CEO each year over the same period.

	Dec. 31 2012	Dec. 31 2013	Dec. 31 2014	Dec. 31 2015	Dec. 31 2016		Dec. 31 2017
AltaGas Ltd.	100	127	140	105	123		112
S&P/TSX Composite Index	100	113	125	115	139		151
S&P/TSX Composite Dividend Index	100	113	126	116	144		157
Aggregate Total Compensation Awarded to NEOs in the Year($ millions)(1)	5.69	7.54	10.38	11.56	9.51	(2)	11.23
Aggregate Total Compensation Awarded to CEO in the Year ($ millions)	2.50	3.22	2.98	2.55	2.77		4.59

Notes:

(1)                                 Includes total compensation paid to the five Named Executive Officers for 2017, six Named Executive Officers for 2016, seven Named Executive Officers for 2015 and five named Executive Officers for each of 2012 to 2014.  Additional Named Executive Officers were included in 2015 and 2016 as there was a transition of executive officers in both years.

(2)                                 No long-term incentives were granted to Named Executive Officers in 2016 as a result of the corporate blackout related to the pending WGL Holdings, Inc. acquisition.

Compensation of the Named Executive Officers over the five year period represented by the table above and the graph generally correlates with the performance of the Shares.

In 2016, total compensation paid to Named Executive Officers was lower as a result of the 2016 long-term incentive grant being deferred to 2017 due to the corporate blackout related to the pending transaction to acquire WGL Holdings, Inc. In 2017, AltaGas’ Share price remained relatively range bound pending further developments on the closing of the WGL Holdings, Inc. acquisition.

In 2017, AltaGas had a transformational year, with the announcement of the transaction to acquire WGL Holdings, Inc. on January 25, 2017. All three business segments continued to deliver strong operational results in 2017, resulting in annual normalized EBITDA and funds from operations growth over 2016. AltaGas began commercial operations at two key gas facilities forming part of its Northeast B.C. strategy, with both the Townsend 2A shallow-cut natural gas processing facility and the first train of the North Pine NGL separation facility being completed ahead of schedule and under budget.  In addition, AltaGas successfully progressed its Ridley Island Propane Export Terminal project from final investment decision in January 2017 to construction in the second quarter, with the project expected to be on schedule, on budget and in service by the first quarter of 2019. These growth projects, along with the significant progress made to date on the pending WGL Holdings, Inc. acquisition, have contributed to AltaGas exceeding targets on its strategic goals for 2017.

The trend in compensation for Named Executive Officers is supported by continuous growth in AltaGas’ key financial metrics such as normalized EBITDA and AFFO as described under the heading “Advisories”. Any change in the trading price of Shares has a direct impact on current and future compensation value for Named Executive Officers pursuant to the equity-based compensation awarded under the Share Option Plan, MTIP, DSUP (if granted) and the Employee Share Purchase Savings Plan.

REPORTED VS. REALIZED CEO COMPENSATION

Compensation awarded under equity-based compensation plans can vary significantly in value from year to year based on changes in Share price and the timing of vesting and exercise. The table below compares the grant date value of compensation awarded to the current CEO in the past five years, with the value realized or realizable as at December 31, 2017. The realized or realizable value includes the following: (i) the value at vesting of Shares, RUs and PUs granted, and current value of Shares, RUs and PUs outstanding; (ii) the value of Share Options exercised during the period; and (iii) the value of outstanding Share Options that are in-the-money, all as reported in more detail below.

			Total	Share-based Awards & Share Option-based Awards
		Total	Compensation				Current
		Compensation	Realized/	Value	Value at December 31, 2017		Total
Year	CEO	Awarded(1) ($)	Realizable(2) ($)	Awarded(3) ($)	Realized Value(4) ($)	Realizable Value(5) ($)	Value(6) ($)
2013	Cornhill	3,220,449	2,214,199	1,006,250	—	—	nil
2014	Cornhill	2,976,012	2,732,433	1,102,000	858,421	—	858,421
2015	Cornhill	2,553,004	2,322,200	949,830	481,051	237,975	719,026
2016	Cornhill	1,099,764	1,099,764	nil	—	—	nil
2016	Harris	2,777,438	2,784,242	429,156	435,960	—	435,960
2017	Harris	4,592,884	4,559,642	1,237,700	—	1,204,458	1,204,458

Notes:

(1)                                 Includes compensation awarded and reported for the financial year in the “Summary Compensation Table”, including grant date fair values of Share-based awards and Share Option-based awards.

(2)                                 Includes total compensation awarded to the CEO in the year, with the value of the Share-based awards and Share Option-based awards updated to reflect the realized or realizable value as at December 31, 2017.

(3)                                 The awarded value for the Share-based awards represents the grant date fair value of the awards. The awarded value of Share Option-based awards represents the Black-Scholes value at time of grant.

(4)                                 The realized value for the Share-based awards represents the value realized on the vesting date. For Share Option-based awards the realized value represents the value on the date the awards were exercised.

(5)                                 The realizable value for Share-based awards represents, for unvested outstanding awards, the realizable value as at December 31, 2017, based on the closing price of Shares on December 29, 2017 ($28.62). For Share Option-based awards, the realizable value for unexercised Share Options represents the realizable value as at December 31, 2017, which is calculated based on the difference between the exercise price and the closing price of Shares on December 29, 2017 ($28.62).

(6)                                 Represents the total of the realized and realizable value of Share-based awards and Share Option-based awards as at December 31, 2017.

EXECUTIVE COMPENSATION

The following table and discussion relates to compensation paid to AltaGas’ Named Executive Officers. As described above under the heading “Compensation Discussion and Analysis”, compensation of AltaGas’ executive officers, as with all of AltaGas’ employees, includes short-term and long-term compensation with fixed and variable components designed to recognize and reward individual performance and provide an industry competitive level of compensation. AltaGas’ total compensation is designed to attract, retain and motivate high quality talent, while creating alignment between the long-term interests of executive officers and Shareholders.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid by AltaGas to its Named Executive Officers for the years ended December 31, 2017, December 31, 2016 and December 31, 2015.

						Share	Non-equity Incentive Plan Compensation
Name and Principal Position	Year Ended Dec. 31	Salary ($)		Share-based Awards(1)(2) ($)		Option- based Awards(1)(3) ($)	Annual Plans(4) ($)		Long- term Plans ($)	Pension Value ($)		All Other Compensation(5) ($)		Total Compensation ($)
David Harris(6) President & Chief Executive Officer	2017	774,546	(7)	1,237,700	(8)	nil	792,671	(7)	nil	1,001,989	(9)	785,978	(10)	4,592,884
	2016	767,476		429,156	(8)	nil	993,600		nil	534,934		52,272		2,777,438
	2015	617,283		nil		nil	148,209		nil	1,780,663		119,965		2,666,120
Timothy Watson(6) Executive Vice President and Chief Financial Officer	2017	450,000		773,600		48,805	369,900		nil	217,704		26,349		1,886,358
	2016	400,000		nil		nil	357,600		nil	195,251		25,972		978,824
	2015	323,077		819,400		377,693	79,665		nil	137,267		4,058		1,741,160
John O’Brien(6)(11) President of AltaGas Services (U.S.) Inc.	2017	523,984		618,850		48,805	287,143		nil	238,785	(9)(12)	70,187		1,787,754
	2016	516,672		nil		nil	276,936		nil	293,650		105,362	(13)	1,192,620
	2015	365,376		613,050		126,104	58,460		nil	191,304		171,973		1,526,267
Corine Bushfield(6)	2017	360,000		850,900		97,610	246,600		nil	166,994		36,389		1,758,493
Executive Vice President and Chief Administration Officer	2016	30,461		nil		nil	18,600		nil	13,038		2,299		64,398

Bradley Grant(6) Vice President and General Counsel	2017	331,600		464,025		39,044	187,354		nil	143,411		38,709		1,204,143
	2016	310,000		nil		nil	179,800		nil	122,241		29,822		641,863
	2015	195,539		1,201,200		134,425	40,180		nil	76,791		57,760		1,705,894

Notes:

(1)                                     Refer to the discussion of the MTIP and the Share Option Plan above under the heading “Compensation Discussion and Analysis — Elements of Compensation Program” and for additional information on awards granted, refer to the disclosure under the heading “Long Term Incentive Plan Awards” below.

(2)                                     Effective January 1, 2015, grant date fair value of RUs and PUs under the MTIP is calculated by multiplying the number of units granted by the closing price of Shares on the grant date, or first business day preceding the grant date. In respect of PUs, it is assumed that the performance criteria are met with a multiplier of 1.0x. The methodology used to calculate the fair value of RUs and PUs is the same as that used for accounting purposes.

(3)                                     Fair value for Share Options on the grant date is estimated using a Black-Scholes-Merton valuation model, which requires the following inputs: strike price (equal to the market price on the trading day prior to the grant date); expected life of the option; risk-free interest rate (current rate of a zero coupon Canada government bond with a remaining term equal to the expected life of the options); Share price (and prior to July 1, 2010, trust unit price) volatility (measured from May 3, 2004 to grant date); and dividend rate (annualized dividend rate based on current dividend and strike price). The fair value of Share Options on the grant date is the same as the accounting fair value at the grant date. AltaGas uses the Black-Scholes-Merton valuation model because it is the most widely used valuation method for this type of compensation, and should thus be the most comparable and most understood model.

(4)                                     Amounts tabled reflect the STIP compensation earned for services performed during the financial year, even if payable at a future date. See discussion in more detail above under the heading “Compensation Discussion and Analysis — Elements of Compensation Program”. The amounts in this column for Named Executive Officers paid in USD may not exactly match the percentage award under the STIP noted in the table below, due to differences in CAD/USD exchange rates.

(5)                                     Amounts include AltaGas’ contribution under the Employee Share Purchase Savings Plan and the value of group benefits and other perquisites. The Employee Share Purchase Savings Plan is described in more detail above under the heading “Compensation Discussion and Analysis”.

(6)                                     Mr. Harris became CEO on April 16, 2016.  Mr. Watson commenced employment with AltaGas on March 16, 2015 as Executive Vice President, and was appointed Executive Vice President and CFO on November 1, 2015. Mr. O’Brien commenced employment with AltaGas Services (U.S.) Inc. on May 1, 2015. Ms. Bushfield commenced employment with AltaGas on December 1, 2016. Mr. Grant commenced employment with AltaGas on May 19, 2015.

(7)                                     Mr. Harris’ salary is set in USD and is converted and paid in CAD using the Bank of Canada noon exchange rate on the Tuesday prior to the bi-weekly salary payment day.  His 2017 STIP payment was converted into CAD from USD using a conversion rate of 1.2986.

(8)                                     Share grant to Mr. Harris in 2016 reflects the acquisition cost of 14,000 Shares purchased on June 22, 2016 on the TSX by the administrator of AltaGas’ Employee Share Purchase Savings Plan, on behalf of AltaGas, for Mr. Harris’ benefit. Of these, 7,000 shares vested and were released to Mr. Harris on July 31, 2016 and the remaining 7,000 shares vested and were released on July 31, 2017.

(9)                                     Mr. Harris’ and Mr. O’Brien’s compensation under the SERP is in USD, which amounts have been converted to CAD using an exchange rate of 1.2545, which was the rate on December 31, 2017.

(10)                                In 2010, AltaGas provided Mr. Harris with a loan to relocate from the United States to Canada in the amount of $750,000. The Board intended to forgive the loan if Mr. Harris continued his employment with AltaGas. In 2017, the loan was forgiven in full by the Board.  See the disclosure under the heading “Indebtedness of Directors and Executive Officers”.

(11)                                Mr. O’Brien is compensated in USD which has been converted to CAD using a rate of 1.2986, which represents the average exchange rate from January 1, 2017 to December 31, 2017. For 2016 and 2015, Mr. O’Brien’s compensation was converted to CAD from USD using rates of 1.3248 and 1.384, respectively.

(12)                                Mr. O’Brien’s amount includes contributions to his respective 401K plan, in the amount of $21,600 USD, converted to CAD at an exchange rate of 1.2986.

(13)                                In 2016, Mr. O’Brien’s amount included cash paid as a substitute for a 401K plan in the amount of $38,750.

See the headings “Board Committees — Human Resources and Compensation Committee” for a discussion of the HR Committees’ responsibilities and the qualifications of its members for determining executive compensation, and see “Compensation Process” for details of the process for determining executive compensation.

SHORT TERM INCENTIVE PLAN AWARDS

Eligibility for compensation under the STIP is linked to the achievement of annual individual, team and corporate performance objectives. The target compensation level under the STIP is based on seniority and level of responsibility, with more senior positions having a higher target level and increased weighting towards AltaGas’ corporate performance. Performance is assessed annually against objectives set at the beginning of each year. Team performance objective weightings align with those employees directly accountable for results in the relevant business division. For Named Executive Officers, compensation under the STIP is heavily weighted towards the attainment of corporate performance objectives.

In 2017, the STIP was structured and paid as follows for the Named Executive Officers:

	STIP Range			STIP Calculation Weighting		Weighting Multiplier for 2017 Results
Name	Min(3) (%)	Target(3) (%)	Max(3) (%)	Corporate Weighting(1) (%)	Individual Weighting(2) (%)	Corporate(1) (%)	Individual(2) (%)	Combined (%)	Result for 2017(3) (%)
David Harris	0	75	150	70	30	120	175	137	102
Timothy Watson	0	60	120	60	40	120	163	137	82
John O’Brien	0	40	80	60	40	120	163	137	55
Corine Bushfield	0	50	100	60	40	120	163	137	69
Bradley Grant	0	40	80	50	50	120	163	142	57

Notes:

(1)                                 Weighting reflects AFFO, AFFOROE and strategic performance measures.

(2)                                 Weighting reflects individual performance measures.

(3)                                 As a percentage of base salary paid during 2017.

AltaGas’ corporate performance is measured based on the achievement of both financial and strategic objectives. In 2017, the financial measures were based on consolidated financial results, weighted 30 percent on AFFO and 30 percent on AFFOROE, against a pre-determined target set at the beginning of the year. These measures are directly linked to the success of AltaGas and are considered integral to the achievement of AltaGas’ long-term corporate strategy.

In addition to these financial measures, AltaGas identifies several strategic objectives that align with the execution of AltaGas’ long-term strategy and these strategic objectives are weighted 40 percent of the overall corporate performance under the STIP. These strategic objectives are identified annually and approved by the Board and align to specific deliverables in the Gas, Power, Utility and Corporate divisions related to the overall long-term strategy of AltaGas.

For 2017, the following corporate results were achieved.

	2017 Target	2017 Result
Financial Measures
AFFO	$550.2 million	$526.2 million
AFFOROE	14.8%	15.2%
Total Financial Measures	Met	Met
Strategic Measures	Met	Exceeds

Based on 2017 performance, the Board approved a rating of “Met” for the corporate financial measures. The Board approved a rating of “Exceeds” for the corporate strategic measures based on the achievement of strategic initiatives in each of the company’s business divisions, which include beginning commercial operations at the Townsend 2A gas processing facility and the first train of the North Pine NGL facility, receipt of approval to construct, own and operate the Marquette Connector Pipeline, the successful execution of the subscription receipt offering in the first quarter of 2017, the medium-term note offering in the fourth quarter of 2017 and the progression of the WGL Holdings, Inc. acquisition.

After the applicable performance ratings have been determined, a multiplier is applied to the target compensation level under the STIP to reflect the level of achievement of the objectives. For the Named Executive Officers, the multipliers are applied as follows:

Short Term Incentive Plan Multiplier	Achievement of Individual and Strategic Targets	Achievement of Financial Targets
0x	Not Met	>15% below
0.5x	Partially Met	15% below to 7.5% below target
1.0x	Met	7.5% below to 7.5% above target
1.5x	Exceeds	7.5% above to 15% above
2.0x	Exceptional	>15% above

Under the STIP, the CEO has the ability to recommend an adjustment to the calculated corporate rating when the CEO believes it is appropriate, in order to reflect factors or extraordinary events that are not contemplated in the calculation of the corporate performance metrics as described above. The HR Committee considers any such recommendation and, if appropriate, approves the recommendation. No such recommendation or approval was made for 2017.

LONG TERM INCENTIVE PLAN AWARDS

OUTSTANDING SHARE OPTION-BASED AWARDS AND SHARE-BASED AWARDS

The following table reflects all Share Option-based and Share-based incentive plan awards outstanding to the Named Executive Officers at December 31, 2017.

	Share Option-based Awards				Share-based Awards
Name	Shares underlying unexercised Share Options (#)	Share Option exercise price(1) ($/share)	Share Option expiration date	Value of unexercised in-the- money Share Options(2) ($)	Number of Shares that have not vested (#)		Market or payout value of Share- based awards that have not vested(3) ($)	Market or payout value of vested Share- based awards not paid out or distributed ($)
David Harris	75,000	38.63	07 Nov 2019	nil	31,652 PU	(4)	905,880	nil
	250,000	45.49	13 Nov 2020	nil	10,432 PU	(5)	298,564
	7,500	26.94	06 Oct 2021	12,600
	12,500	29.85	25 Nov 2021	nil
	6,250	29.32	07 June 2022	nil
	20,000	32.84	06 Dec 2022	nil

	Share Option-based Awards				Share-based Awards
Name	Shares underlying unexercised Share Options (#)	Share Option exercise price(1) ($/share)	Share Option expiration date	Value of unexercised in-the- money Share Options(2) ($)	Number of Shares that have not vested (#)		Market or payout value of Share- based awards that have not vested(3) ($)	Market or payout value of vested Share- based awards not paid out or distributed ($)
Timothy Watson	100,000	40.61	16 Mar 2021	nil	23,757 PU	(4)	679,925	nil
	10,000	34.45	17 Aug 2021	nil	21,101 PU	(4)	603,911
	25,000	31.05	06 Mar 2023	nil	5,216 PU	(5)	149,282
John O’Brien	20,000	41.00	04 May 2021	nil	5,897 RU	(6)	168,772	nil
	20,000	34.45	17 Aug 2021	nil	15,826 PU	(4)	452,940
	25,000	31.05	06 Mar 2023	nil	5,216 PU	(5)	149,282
Corine Bushfield	50,000	31.05	06 Mar 2023	nil	21,101 PU	(4)	603,911	nil
					7,824 PU	(5)	223,923
Bradley Grant	30,000	40.61	19 May 2021	nil	35,384 PU	(4)	1,012,690	nil
	10,000	34.45	17 Aug 2021	nil	7,913 PU	(4)	226,470
	20,000	31.05	06 Mar 2023	nil	7,824 PU	(5)	223,923

Notes:

(1)                                  The Share Option exercise price is set using the closing price of Shares (or, prior to July 1, 2010, the closing price of trust units) on the trading day preceding the grant date.

(2)                                  The value of unexercised in-the-money Share Options represents the difference between the closing price of Shares on December 29, 2017 ($28.62) and the exercise price.

(3)                                  Market or payout value of RUs and PUs that have not vested is calculated by multiplying the number of RUs or PUs by the closing price of Shares on December 29, 2017 ($28.62).

(4)                                  Performance milestone for PUs is an AFFO target over a three year performance period, with final vesting amount subject to a multiplier from 0.0x to 2.0x, depending on actual performance results. PUs are also subject to a total shareholder return (TSR) multiplier from 0.8x to 1.2x, depending on actual performance results based on AltaGas’ relative TSR over the period compared to a peer group of companies.

(5)                                  Performance milestone for PUs is an AFFO target over a three year performance period, with final vesting subject to a multiplier from 0.0x to 2.0x, depending on actual performance results. The PUs are also subject to a 0.0x to 1.5x multiplier based on the success of integration of WGL Holdings, Inc.

(6)                                  Performance milestone for RUs is the payment of a dividend by AltaGas in each month prior to each vesting date.

INCENTIVE PLAN AWARDS — VALUE VESTED AND EARNED DURING 2017

The following table reflects the aggregate dollar value on vesting of Share Options, RUs and PUs for Named Executive Officers during the year ended December 31, 2017 and annual cash incentives earned during that year by such Named Executive Officers.

Name	Share Option-based awards – Value vested during 2017(1)(2) ($)	Share-based awards – Value vested during 2017(3) ($)		Non-equity incentive plan compensation – Value earned during 2017 ($)
David Harris	nil	1,207,634	(4)	792,671
Timothy Watson	nil	nil		369,900
John O’Brien	nil	174,904	(4)	287,143
Corine Bushfield	nil	nil		246,600
Bradley Grant	nil	nil		187,354

Notes:

(1)                                 The value upon the vesting of Share Options represents the difference between the market price of Shares at the time of vesting and the exercise price of Share Options.

(2)                                 Share Options granted to the Named Executive Officers vest as to 25 percent on each of the first, second, third and fourth anniversaries of the grant date, and expire on the tenth anniversary for grants prior to November 7, 2013, and on the sixth anniversary for grants on and after November 7, 2013.

(3)                                 The market price of Shares for the purpose of calculating amounts payable pursuant to vested RUs and PUs is the average of the closing price of the Shares for the 20 consecutive trading days immediately preceding the vesting date.

(4)                                 See the table below on vesting of share-based awards, which supports the information in this column.

Share Option-based awards — Value vested during 2017

In support of the column titled “Share Option-based awards — Value vested during 2017” in the Incentive Plan Awards table above, the following Share Options vested in 2017:

	Shares underlying Share Options vested during 2017	Share Option exercise price		Market price of Shares on vesting date(1)	Value vested during 2017(2)
Name	(#)	($)	Vesting date	($)	($)
David Harris	18,750	38.63	07 Nov 2017	29.83	nil
	62,500	45.49	13 Nov 2017	29.58	nil
Timothy Watson	25,000	40.61	16 Mar 2017	31.00	nil
	2,500	34.45	17 Aug 2017	27.53	nil
John O’Brien	5,000	41.00	04 May 2017	31.14	nil
	5,000	34.45	17 Aug 2017	27.53	nil
Corine Bushfield	nil	—	—	—	—
Bradley Grant	7,500	40.61	19 May 2017	31.01	nil
	2,500	34.45	17 Aug 2017	27.53	nil

Notes:

(1)                                 Represents the closing price of Shares on the vesting date.

(2)                                 Represents the difference between the market price of Shares at the vesting date and the exercise price of Share Options multiplied by the number of Shares underlying the Share Options vested in 2017.

Share-based awards — Value vested during 2017

In support of the column titled “Share-based awards — Value vested during 2017” in the Incentive Plan Awards table above, the following RUs and PUs vested in 2017:

Name	Shares underlying RUs and PUs vested during 2017 (#)	Additional Shares accumulated(1) (#)		Vesting date	Market price of Shares(3) ($)	Value vested during 2017 ($)
David Harris	25,000	16,357	(2)	13 Nov 2017	29.20	1,207,634
Timothy Watson	nil	nil		nil	nil	nil
John O’Brien	5,000	653		04 May 2017	30.94	174,904
Corine Bushfield	nil	nil		nil	nil	nil
Bradley Grant	nil	nil		nil	nil	nil

Notes:

(1)                                 The RUs and PUs are tracked during the applicable vesting period and dividend equivalents are awarded in respect of RUs and PUs on the same basis as dividends declared and paid on Shares during that period and are reinvested to acquire more RUs or PUs, as applicable, which accrue to the benefit of that individual, to be paid to the individual if and to the extent vesting occurs.  For PUs, this amount also includes additional PUs awarded as a result of the performance multiplier earned.

(2)                                 Performance milestones for PUs that vested in 2017 included milestones related to achievement of energy export targets, Power division growth targets and gas segment growth targets over a three year performance period, with final vesting amount subject to a multiplier of 1.35x based on actual performance results achieved.

(3)                                 The market price of Shares for the purpose of calculating amounts payable pursuant to vested RUs and PUs is the average of the closing price of Shares for the 20 consecutive trading days immediately preceding the vesting date.

SHARE OPTION-BASED AWARDS — VALUE EXERCISED DURING 2017

No Named Executive Officers exercised Share Options during 2017.

RETIREMENT PLAN BENEFITS

DEFINED CONTRIBUTION PENSION PLAN

The following table outlines the accumulated value of the DCP for the Named Executive Officers as at December 31, 2017.  For details of the DCP, see the disclosure under the heading “Compensation Discussion and Analysis — Elements of Compensation Program”.

Name	Accumulated value at start of year ($)	Compensatory(1) ($)	Accumulated value at year end(2) ($)
David Harris	164,306	19,494	191,591
Timothy Watson	40,185	18,615	70,651
John O’Brien(3)	0	28,050	57,048
Corine Bushfield	1,163	18,000	27,248
Bradley Grant	36,949	16,538	64,345

Notes:

(1)                                 Reflects only contributions made by AltaGas on behalf of the employee.

(2)                                 Accumulated value at year-end reflects the accumulated value at start of year, compensatory changes plus employee contributions to the plan as well as considers the change in market value of the total holdings.

(3)                                 AltaGas Services (U.S.) Inc. employees are not eligible to participate in the DCP. A 401K was established for Mr. O’Brien in 2017. The amounts included in the table reflect contributions by the company into the 401K plan on behalf of Mr. O’Brien in 2017. Contributions into the 401K plan are made in USD and have been converted into CAD in the table. Compensatory amounts were converted from USD into CAD using the average exchange rate from January 1, 2017 to December 31, 2017 (1.2986). Accumulated value at year-end was converted from USD into CAD using the exchange rate on December 31, 2017 (1.2545).

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The following table outlines the SERP value for the Named Executive Officers as at December 31, 2017. For details of the SERP, see the disclosure under the heading “Compensation Discussion and Analysis — Elements of Compensation Program”.

	Number of years credited	Annual benefits payable ($)		Present value of defined benefit obligation at	Compensatory	Non- compensatory	Present value of defined benefit obligation at
Name	service (#)	At year end	At age 65	start of year ($)	change ($)	change ($)	year end ($)
David Harris(1) (2)	7.58	179,369	839,505	3,563,827	982,495	(30,740)	4,515,582
Timothy Watson	2.79	32,103	194,070	320,039	199,089	38,378	557,506
John O’Brien(2)	2.67	32,607	122,285	325,689	210,735	(6,626)	529,798
Corine Bushfield	1.08	10,493	208,514	11,515	148,994	11,785	172,294
Bradley Grant	2.62	20,768	159,592	186,964	126,831	26,486	340,281

Notes:

(1)                                 Mr. Harris’ employment agreement provides for an accrual rate under the SERP of 3% for credited service earned after December 31, 2014; prior periods of credited service with accrual rates of 2% being converted to a 3% accrual rate, with one month of such prior credited service being converted to 3% for each month of service accrued starting in August 2018; and 2.1339 months of industry experience being treated as credited service for each month of credited service accrued after January 2018 and before February 2023. Notwithstanding, there is an overall provision that the value provided to Mr. Harris by the SERP will not exceed the value of a fully indexed lifetime pension with a 3% accrual rate and based on three year average earnings that reflect 100% of target bonus and using actual AltaGas employment service.

(2)                                 Mr. Harris’ and Mr. O’Brien’s compensation under the SERP is paid in USD. The present value of defined benefit obligation at start of the year amount and the compensatory change amount are converted from USD into CAD using an exchange rate of 1.3427, which represents the exchange rate on December 31, 2016. The present value of defined benefit obligation at year end amount has been converted from USD into CAD using an exchange rate of 1.2545, which represents the exchange rate on December 31, 2017.

OFFICER EQUITY OWNERSHIP GUIDELINES

In recognition of the importance of ensuring an alignment between the interests of officers and Shareholders, AltaGas adopted equity ownership guidelines for officers in 2004, and in 2014 amended the guideline to change the targets to multiples of the officer’s base salary. Target multiples increase with the seniority of the position, with more senior positions having an increased targeted ownership level.

Under the guidelines, officers are expected to make reasonable efforts to achieve the targeted ownership levels within a five year period commencing on the date of the individual’s appointment as an officer of AltaGas. The following equity ownership information for the Named Executive Officers is provided as at December 31, 2017.

Name	Targeted Ownership of Shares as multiple of base salary	Actual Shares held as at Fiscal Year End (held directly and indirectly) (#)	Unvested RUs and PUs(1) (#)	Total for Share Ownership Guidelines(1) (#)	Value of Shares, RUs and PUs at Fiscal Year End(2) ($)	Value of Shares, RUs and PUs as a multiple of 2017 salary	Share Ownership Requirement Met
David Harris	5x	42,312	42,084	84,396	2,415,414	3.12	On track
Timothy Watson	2x	6,000	50,074	56,074	1,604,838	3.57	Yes
John O’Brien	2x	nil	26,939	26,939	770,994	1.47	On track
Corine Bushfield	2x	1,622	28,925	30,547	874,255	2.43	Yes
Bradley Grant	2x	2,115	51,121	53,236	1,523,614	4.59	Yes

Notes:

(1)                           For purposes of achieving compliance with AltaGas’ equity ownership guidelines, unvested RUs and PUs count toward Share ownership.

(2)                           Value of Shares, RUs and PUs at fiscal year-end is calculated as follows, for Shares using closing price of the Shares on December 29, 2017 ($28.62), and for RUs and PUs using the values disclosed under the heading “Market or payout value of Share-based awards that have not vested” in the table “Outstanding Share Option-based Awards and Share-based Awards” under the heading “Long Term Incentive Plan Awards”.

(3)                           Mr. Harris has until April 16, 2021 and Mr. O’Brien has until May 1, 2020 to meet their targets.

The HR Committee periodically reviews officer equity ownership levels to monitor the progress individual officers are making towards their targeted ownership levels. In 2017, all of the Named Executive Officers increased their ownership of Shares, RUs and PUs as compared to year end 2016.

EXECUTIVE EMPLOYMENT AGREEMENTS

AltaGas is party to employment agreements with David Harris, Timothy Watson, John O’Brien, Corine Bushfield and Bradley Grant (the “Employment Agreements”), all of which were signed (or amended) within the last three years. The Employment Agreements outline the terms of compensation for the Named Executive Officers while they remain employed by AltaGas, as well as detail any payments required to be made in the case of certain termination events. The Employment Agreements also provide that AltaGas may terminate the agreements at any time for just cause.

The terms and conditions in the Employment Agreements for the Named Executive Officers are substantially similar and outline the terms of the executive’s employment with the company, including their eligibility for compensation under AltaGas’ compensation and benefit plans.  Mr. Harris’ Employment Agreement provides for an accrual rate under the SERP of 3% for credited service earned after December 31, 2014, and phased-in recognition of past industry service conditional on continued service with AltaGas (see footnote (1) to the SERP table above for details) and for payment of base salary, short-term incentives and auto allowances in USD without restriction on conversion rates.  It also provides for medical insurance benefit coverage in the United States and annual club membership dues and related expenses.  Mr. O’Brien’s Employment Agreement also complies with United States employment and tax law requirements.

TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

The Employment Agreements provide compensation on termination (a “Termination Payment”) in the following circumstances:

•                        involuntary termination of the executive by AltaGas for any reason (other than cause);

•                        involuntary termination of the executive by AltaGas after a change of control (as defined below); and

•                        voluntary termination by the executive in the event of a constructive dismissal (as defined in the Employment Agreements) (“CD”).

All the Employment Agreements provide for a Termination Payment in an amount equal to a multiple of: (i) the annual base salary in effect during the last month of employment; plus (ii) the product of (i) multiplied by the annual target bonus percentage; plus (iii) the value of the benefit entitlement for a one-year period; plus (iv) the value of the sum of the annual car allowance and parking.

The Termination Payment multiple pursuant to the Employment Agreements is effectively 2.0x. The following table shows the amounts payable to each of the Named Executive Officers as at December 31, 2017 under the Employment Agreements in the various cases of termination as described above as well as in the case of voluntary termination by the Named Executive Officer within a certain period of time following a change of control.

Name	Triggering Event	Months used to calculate Termination Payment	Value of Termination Payment(1) ($)	Additional SERP Value(2) ($)	Value of Long Term Incentives(3) ($)	Total Value ($)
David Harris	Termination without cause or CD(4)(5)	24	2,750,555	4,351,214	12,600	7,114,369
	Change of Control and Termination(6)	24	2,750,555	4,351,214	1,217,044	8,318,813
	Voluntary Termination post Change of Control(7)	0	nil	189,931	1,217,044	1,406,975
Timothy Watson	Termination without cause or CD(4)(5)	24	1,492,698	336,931	679,925	2,509,554
	Change of Control and Termination(6)	24	1,492,698	403,016	1,433,118	3,328,832
	Voluntary Termination post Change of Control(7)	0	nil	35,765	1,433,118	1,468,883
John O’Brien	Termination without cause or CD(4)(5)	24	1,544,070	413,161	168,772	2,126,003
	Change of Control and Termination(6)	24	1,544,070	419,417	770,944	2,734,431
	Voluntary Termination post Change of Control(7)	0	nil	22,215	770,944	793,159
Corine Bushfield	Termination without cause or CD(4)(5)	24	1,131,037	252,042	nil	1,383,079
	Change of Control and Termination(6)	24	1,131,037	279,742	827,834	2,238,613
	Voluntary Termination post Change of Control(7)	0	nil	98,575	827,834	926,409
Bradley Grant	Termination without cause or CD(4)(5)	24	973,378	175,273	1,012,690	2,161,341
	Change of Control and Termination(6)	24	973,378	216,455	1,463,083	2,652,916
	Voluntary Termination post Change of Control(7)	0	nil	22,412	1,463,083	1,485,495

Notes:

(1)                                  Includes base salary, bonus, benefits and perquisites calculated in accordance with the terms of the Employment Agreements.

(2)                                  Value of additional benefit payable (under SERP provisions and additional SERP benefit provided by Employment Agreements) in the specified termination event, as of December 31, 2017.

(3)                                  Represents the value of the Share Options and Share-based awards that would be payable in the applicable termination scenario. All Employment Agreements use a 24 month notice period from the date of termination for calculation of payment in the case of termination without cause and CD. For Share Options, this value includes the vested and unexercised Share Options as at December 31, 2017 and the value of any in-the money Share Options that would vest and be paid under the termination scenario. For Share-based awards, this value includes the market or payout value of the Share-based awards that have not vested as of December 31, 2017 and that would vest and be paid under the termination scenario. The total value of outstanding vested and unvested long-term incentive awards as at December 31, 2017 for each NEO is as follows: Harris ($1,217,044), Watson ($1,433,118), O’Brien ($770,994), Bushfield ($827,834) and Grant ($1,463,083). See the disclosure under the heading “Incentive Plan Awards — Outstanding Share Option-based Awards and Share-based Awards”.

(4)                                  Payable upon termination of the Named Executive Officer by AltaGas without cause and payable upon voluntary termination by the Named Executive Officer in the event of CD, provided that the termination occurs within 30 days of CD. Any long-term incentives outstanding at the termination date will continue to vest over the 24 month notice period and will expire on the earlier of the original expiry date and the end of the notice period. Long-term incentives that vest on or before the end of the notice period will be paid according to the normal payment schedule.

(5)                                  In the event of retirement, death or permanent disability, the Named Executive Officer is also entitled to the Termination Payment; however the value of the long-term incentives is adjusted in accordance with the Employment Agreement which provides for pro-rating in the case of retirement and death but not in the case of permanent disability, and original vesting dates and application of regular performance milestones in the case of retirement and permanent disability, but not in the case of death (the performance multiplier in the case of death is 1.0x).

(6)                                  Payable upon termination of the Named Executive Officer by AltaGas without cause within one year after a change of control.  Also payable if change of control effectively results in CD and executive voluntarily terminates within 30 days of the event giving rise to CD.  RUs, PUs and Share Options immediately vest upon a change of control and the multiplier for PUs would be 1.0x.

(7)                                  While no Termination Payment is payable upon voluntary termination by the Named Executive Officer, the Named Executive Officer would be entitled to an additional SERP payment upon termination within six months following the date of change of control. RUs, PUs and Share Options immediately vest upon a change of control and the multiplier for PUs would 1.0x.  This would be payable regardless of whether a termination event also occurs.

For purposes of this table, “change of control” is defined in a substantially similar manner across the Employment Agreements, and means: (i) the acquisition of Control of AltaGas or any Controlling Affiliate, except by another Controlling Affiliate by whatever means, including, without limitation, upon original issuance of securities from treasury, by purchase of securities, amalgamation, consolidation, arrangement, merger, directly or indirectly, by one person or a group of two or more persons acting jointly or in concert to Control AltaGas or any Controlling Affiliate who, by means of such acquisition, intends to exercise voting rights attributable to voting securities of AltaGas or any Controlling Affiliate which, together with voting rights currently held by such person or persons, would give that person or persons, Control of AltaGas or any Controlling Affiliate, as the case may be; or (ii) the acquisition, by whatever means, directly or indirectly, by any person, of voting securities of AltaGas or any Controlling Affiliate, which securities, together with securities of AltaGas or such Controlling Affiliate held, directly or indirectly, by one person or a group of two or more persons acting jointly or in concert to Control AltaGas or such Controlling Affiliate, have votes attached thereto exceeding 40% of the number of votes attached to all of the issued and outstanding voting securities of AltaGas or such Controlling Affiliate, and which as a part of that acquisition results in a change in more than one-half of the members of the board of directors in any consecutive 12 month period during the term of the employment of the executive with AltaGas; or (iii) the sale, lease or exchange of all or substantially all of the assets, property or undertaking of AltaGas; or (iv) dissolution of AltaGas; provided that change of control for purposes of the Employment Agreements shall not mean or include any internal reorganization of AltaGas or any one or more of the Controlling Affiliates, including any dissolution of AltaGas or any sale, lease or exchange of all or substantially all of the assets, properties or undertakings of AltaGas and/or any one or more of the Controlling Affiliates to any partnership or other entity controlled by AltaGas and/or any one or more of the Controlling Affiliates provided that such internal reorganization does not result in Control being acquired by any entity that is not a Controlling Affiliate.

For purposes of the foregoing, “Control” as applied to AltaGas or any affiliate means the possession, directly or indirectly, by one person or a group of two or more persons acting in concert to control AltaGas or such affiliate, of the power to exercise effective control of AltaGas or such affiliate, or to direct or cause the direction of the management and policies of AltaGas or such affiliate, whether through ownership of voting securities of AltaGas, or any affiliate, or by contract or otherwise and without limiting the generality of the foregoing shall include “control” as defined in subsection 2(3) of the Canada Business Corporations Act and “Controlling Affiliate” means any affiliate or group of affiliates which directly or indirectly exercises Control over AltaGas.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information related to AltaGas’ equity compensation plans for the financial year ended December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by securityholders	4,533,761		$32.34	12,994,160	(1)
Equity compensation plans not approved by securityholders	n/a	(2)	n/a	n/a	(2)
Total	4,533,761		$32.34	12,994,160

Notes:

(1)                                 Of the 12,994,160 Shares available for future issuance pursuant to the Share Option Plan at December 31, 2017, 9,692,703 Shares have been reserved for issuance with the TSX pursuant to the Share Option Plan.

(2)                                 No Shares are available or reserved for future issuance pursuant to the MTIP or the DSUP. On vesting, RUs, PUs and DSUs are paid in cash or, at the option of AltaGas, Shares purchased on the open market.  The material features of the equity compensation plans are set out in Schedule B.

The following table sets forth certain measures of Share Option usage as a percentage of the issued and outstanding Shares as at December 31, 2017, which was 175,279,216 Shares, and the weighted average remaining term of Share Options:

Dilution	number of Share Options granted but not exercised (4,533,761) / 175,279,216	2.59%
Overhang (reserved for issuance with TSX)	number of Share Options reserved for issuance with the TSX (9,692,703) plus number of Share Options granted but not exercised (4,533,761) / 175,279,216	8.12%
Overhang (available for issuance pursuant to Share Option Plan)	number of Share Options available to be granted pursuant to Share Option Plan (12,994,160) plus number of Share Options granted but not exercised (4,533,761) / 175,279,216	10.00%
Remaining Share Options available for grant	number of Share Options available to be granted pursuant to Share Option Plan (12,994,160) / 175,279,216	7.41%
Weighted average remaining term of Share Options		3.80 years

Burn Rate	2017 (%)	2016 (%)		2015 (%)
number of Share Options granted(1) / basic weighted average number of Shares outstanding at year end	0.50	0.06	(2)	0.34

Notes:

(1)                                 Share Options granted in each of 2017, 2016, and 2015 were 848,000, 89,500 and 470,000, respectively.  Further details on AltaGas’ Share Option Plan are provided in Schedule B.

(2)                                 Minimal long-term incentives were granted in 2016 as a result of the corporate blackout related to the pending WGL Holdings, Inc. acquisition.

OTHER INFORMATION

AGGREGATE INDEBTEDNESS

AltaGas is not aware of any individuals who are either current or former executive officers, directors or employees of AltaGas or any of AltaGas’ subsidiaries and who have indebtedness outstanding as at the Record Date (whether entered into in connection with the purchase of securities of AltaGas or otherwise) that is owing to (i) AltaGas or any of its subsidiaries, or (ii) another entity where such indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by AltaGas or any of its subsidiaries.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

AltaGas is not aware of any individuals who are, or who at any time during 2017 were, directors or executive officers of AltaGas, proposed nominees for election as directors of AltaGas, or any associate of any of those directors, executive officers or proposed nominees, who are, or have been at any time since January 1, 2017, indebted to AltaGas or any of its subsidiaries, or whose indebtedness to another entity is, or at any time since January 1, 2017 has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by AltaGas or any of its subsidiaries, except as set out below.

Indebtedness of Directors and Executive Officers under

Securities Purchase Programs and other Programs

Name and Principal Position	Involvement of AltaGas or Subsidiary	Largest Amount Outstanding During 2017 Financial Year ($)	Amount Outstanding as at the Record Date ($)	Financially Assisted Securities Purchases During 2017 (#)	Security for Indebtedness	Amount Forgiven During 2017 ($)
Securities Purchase Programs
n/a	n/a	n/a	n/a	n/a	n/a	n/a
Other Programs
David M. Harris(1)
President and CEO	Lender	750,000	nil	nil	nil	750,000	(2)

Notes:

(1)                                 Mr. Harris is a proposed nominee for election as a director.

(2)                                 In 2010, AltaGas provided Mr. Harris with a loan to relocate from the United States to Canada in the amount of $750,000. The Board intended to forgive the loan if Mr. Harris continued his employment with AltaGas. In 2017, the loan was forgiven in full by the Board and as at December 31, 2017, this loan was no longer outstanding.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To AltaGas’ knowledge, no director or executive officer of AltaGas or any of its subsidiaries, no proposed nominee or any of their respective associates or affiliates has any material interest, direct or indirect, in any transaction since January 1, 2017, or in any proposed transaction which has materially affected or would materially affect AltaGas or any of its subsidiaries.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

Directors’ and officers’ liability insurance has been obtained for the directors and officers of AltaGas and its subsidiaries with a policy limit of $130,000,000 aggregate per policy year.  Under this insurance coverage, directors and officers would be covered for amounts where AltaGas is unable or precluded from indemnifying, and AltaGas would be reimbursed for indemnity payments made on behalf of the directors and officers of AltaGas subject to a deductible of $250,000 per occurrence (which would be paid by AltaGas).  The total premium paid by AltaGas for directors’ and officers’ liability insurance during the financial year ended December 31, 2017 was $237,800 for the policy year October 1, 2017 to October 1, 2018.

ADDITIONAL INFORMATION

AltaGas shall provide without charge, upon request being made to AltaGas, a copy of: (i) AltaGas’ Annual Information Form, together with any document, or the pertinent pages of any document, incorporated by reference therein; (ii) AltaGas’ most recently filed comparative annual financial statements, together with the accompanying report of the auditor; (iii) AltaGas’ most recently filed annual management’s discussion and analysis and any interim financial statements of AltaGas that have been filed thereafter and the interim management’s discussion and analysis relating thereto.  Financial information is provided in AltaGas’ comparative financial statements and management’s discussion and analysis for the year ended December 31, 2017.

Additional information relating to AltaGas is available under AltaGas’ profile on SEDAR at www.sedar.com and on AltaGas’ website at www.altagas.ca.

DATE:  March 23, 2018.

ADVISORIES

FORWARD LOOKING INFORMATION

This Information Circular contains forward-looking information (forward-looking statements). Words such as “may”, “can”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “aim”, “seek”, “propose”, “contemplate”, “estimate”, “focus”, “strive”, “forecast”, “expect”, “project”, “target”, “potential”, “objective”, “continue”, “outlook”, “vision”, “opportunity” and similar expressions suggesting future events or future performance, as they relate to AltaGas or any affiliate of AltaGas, are intended to identify forward-looking statements. In particular, this Information Circular contains forward-looking statements with respect to, among other things, business objectives, expected growth, results of operations, performance, business projects and opportunities and financial results.  Specifically, such forward-looking statements include, but are not limited to, statements with respect to the following: the expectations regarding the construction of the Ridley Island Propane Export Terminal project (including construction timeline and projected cost); and the expected transformation resulting from the acquisition of WGL Holdings, Inc. and the expected closing timeline of such acquisition.

These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events and achievements to differ materially from those expressed or implied by such statements. Such statements reflect AltaGas’ current expectations, estimates and projections based on certain material factors and assumptions at the time the statement was made.  Material assumptions include those factors discussed under the heading “Risk Factors” in AltaGas’ most recent Annual Information Form dated February 28, 2018 for the year ended December 31, 2017.

Many factors could cause AltaGas’ or any particular business segment’s actual results, performance or achievements to vary from those described in this Information Circular, including, without limitation, those listed above and the assumptions upon which they are based proving incorrect. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this Information Circular as intended, planned, anticipated, believed, sought, proposed, estimated, forecasted, projected, targeted, or expected, and such forward-looking statements included in this Information Circular, should not be unduly relied upon. The impact of any one assumption, risk, uncertainty or other factor on a particular forward-looking statement cannot be determined with certainty because they are interdependent and AltaGas’ future decisions and actions will depend on management’s assessment of all information at the relevant time. Such statements speak only as of the date of this Information Circular. AltaGas does not intend, and does not assume any obligation, to update these forward-looking statements except as required by law. The forward-looking statements contained in this Information Circular are expressly qualified by these cautionary statements.

NON-GAAP MEASURES

This Information Circular contains references to certain financial measures that do not have a standardized meaning prescribed by US GAAP and may not be comparable to similar measures presented by other entities.

AFFO, AFFOROE, normalized EBITDA, and ROEBITDA are measures that do not have a standardized meaning prescribed by US GAAP.  Normalized EBITDA is calculated from the consolidated statement of income using net income after taxes adjusted for pre-tax depreciation and amortization, interest expense and income tax expense and includes additional adjustments for unrealized gains (losses) on risk management contracts, gains (losses) on long-term investments, transaction costs related to acquisitions, gains (losses) on the sale of assets, accretion expenses, foreign exchange gains (losses), provisions on assets, and certain non-capitalizable project development costs. ROEBITDA is based on normalized EBITDA as a percentage of the 13-month average net book value of in-service assets. AFFO is calculated from the consolidated statement of cash flows as the total cash from operations before net changes in operating assets and liabilities and expenditures incurred to settle asset retirement obligations, less income attributable to non-controlling interests and preferred share dividend expense, maintenance capital, adjusted to exclude the impacts of certain one-time or non-operating items. AFFOROE is based on AFFO as a percentage of the 13-month average shareholder’s equity applicable to Shares.

Certain of these non-GAAP measures and their reconciliation to US GAAP financial measures are shown in AltaGas’ Management’s Discussion and Analysis as at and for the period ended December 31, 2017. Readers are cautioned that these non-GAAP measures should not be construed as alternatives to other measures of financial performance calculated in accordance with US GAAP.

SCHEDULE A: BOARD MANDATE

I.                                             CONSTITUTION

A.                 The Board of Directors of AltaGas Ltd. (the “Corporation”) is constituted in accordance with the Articles and By-laws of the Corporation as amended from time to time and in accordance with the Canada Business Corporations Act (the “Act”) as amended from time to time.

B.                 The Board of Directors of the Corporation will act in accordance with the Articles and By-laws of the Corporation as amended from time to time and in accordance with the Act and other applicable legislation as amended from time to time.

C.                 This mandate shall not be taken to create a higher duty or increase the liability of the Corporation, its Board of Directors, or any of its Directors or management, beyond that otherwise provided by applicable law. The identification, management and delegation of the business and affairs of the Corporation contained in this mandate, committee mandates and any other delegation of authority are intended to improve the process of corporate governance.

II.                                        MEMBERSHIP AND ORGANIZATION

A.                 The Articles of the Corporation provide for a minimum and a maximum number of Directors. In addition, the Articles provide for the ability of the Directors to appoint one or more Directors between annual meetings of the Shareholders.

B.                 Nominations for the position of Director are in accordance with the Articles and By-laws of the Corporation and the Act. Nominees for Directors are initially considered and recommended by the Governance Committee of the Board of Directors, approved by the Board of Directors and elected annually by the Shareholders.

C.                 The Board of Directors must be composed of a majority of members who have been determined by the Board of Directors to be independent. A Director is independent if the Director has no direct or indirect relationship with the Corporation that could, in the view of the Board, be reasonably expected to interfere with the exercise of a Director’s independent judgment.

D.                 The Board of Directors may delegate certain of their responsibilities to committees of the Board of Directors. The responsibilities of the committees will be set forth in a mandate for each committee, as determined by the Board of Directors from time to time.

III.                                   MEETINGS

A.                 The Board of Directors shall convene at such times and places as determined by the Board of Directors, or as required by the By-laws or the Act. In addition, the Board of Directors shall convene at the request of the Chairman, the Lead Director (if any), any officer of the Corporation or any Director or as otherwise set forth in the By-laws.

B.                 Notice of the time, date and place of each meeting of the Board of Directors shall be given to each Director in accordance with the By-laws and the Act.

C.                 A quorum of the Directors at any meeting necessary for the transaction of business shall be as set forth in the By-laws.

D.                 The Board of Directors will meet at least quarterly and, in addition, once annually to review long-term and strategic planning for the Corporation, and a budget for the financial year.

E.                  The independent Directors will meet on a regular basis in the absence of management and non-independent Directors.

IV.                                    DUTIES AND RESPONSIBILITIES

A.                 The Board of Directors has plenary power. Any responsibility not delegated to management or a committee of the Board of Directors remains with the Board of Directors.

B.                 The Board of Directors, in accordance with the Articles, the By-laws and the Act, affirms its mandate and general power to manage and supervise the management of the business and affairs of the Corporation and assumes responsibility for the overall stewardship of the Corporation.

C.                 In discharging its general powers and responsibilities and fulfilling its mandate, the Board of Directors oversees the development, adoption and implementation of the Corporation’s strategies and plans. In addition to its general powers and responsibilities, the Board’s responsibilities include:

1.              Establishing a code of business ethics, encouraging a culture of ethical business conduct throughout the organization and monitoring compliance with the code of business ethics by the directors, officers and employees of the Corporation and its subsidiaries;

2.              Participating in the Corporation’s strategic planning process on an annual basis, including an examination of the opportunities and risks of the business of the Corporation and its subsidiaries;

3.              Identifying and understanding the principal risks associated with the Corporation’s business and reviewing and approving the implementation of systems to manage such risks;

4.              Overseeing management development and succession planning through the Human Resources and Compensation Committee of the Board of Directors;

5.              Establishing policies for communicating with Shareholders and others and for receiving comment from Shareholders and others;

6.              Reviewing the effectiveness of the Corporation’s internal control and management information systems;

7.              Developing the Corporation’s approach to governance through the Governance Committee of the Board of Directors;

8.              As requested by the Board of Directors, overseeing finance, accounting, audit, financial risk and financial control matters through the Audit Committee of the Board of Directors;

9.              Overseeing environment, occupational health and safety matters through the Environment, Occupational Health and Safety Committee of the Board of the Directors; and

10.       The general review of the Corporation’s results of operations, including the evaluation of the general and specific performance of the Chief Executive Officer and management.

D.                 The Board of Directors is responsible for establishing policies to ensure effective, timely and non-selective communications between the Corporation, its Shareholders, other stakeholders and the public. The Board of Directors, or the appropriate committee thereof, will review and approve the content of the Corporation’s major communications to Shareholders and the investing public, including the quarterly and annual reports, the management information circular, the annual information form and any prospectuses that may be issued. The Board of Directors will establish policies for receiving communications from its Shareholders, other stakeholders and the public.

E.                  The Board of Directors is responsible for establishing the mandates, roles and responsibilities of the Committees of the Board of Directors and the Chairs of each Committee and for delineating the responsibilities of the Chairman, Lead Director (if any), Chief Executive Officer and management. The Board of Directors will review this mandate at least once annually.

SCHEDULE B: LONG TERM INCENTIVE PLAN DETAILS

MID-TERM INCENTIVE PLAN

Key provisions of the MTIP are as follows:

(i)                  the incentive compensation granted under the MTIP are RUs and PUs, which are notional shares linked to Share price performance;

(ii)               the Board  approves the grants under the MTIP

(iii)            the HR Committee recommends to the Board the directors, officers and employees (eligible participants) to whom RUs or PUs will be granted, the number to be granted to each,  the terms of the RUs or PUs and the vesting criteria.  Factors considered in making the recommendations include the extent to which individual and corporate performance targets are achieved, the level of RUs and PUs granted to other employees of comparable seniority and level of responsibility within AltaGas, and the affordability of the grants having regard to AltaGas’ budget;

(iv)           the vesting schedule is determined at the date of grant;

•                  The RUs granted to executives, directors and other employees will generally vest as to one-third per year over a three-year period commencing on the first anniversary of the date of grant, contingent upon AltaGas achieving a threshold level of performance during each year of the vesting period;

•                  The PUs granted to executives and other employees will generally vest at the end of a three-year period, contingent upon AltaGas achieving a threshold level of performance during the three-year vesting period;

(v)              the RUs and PUs are tracked during the applicable vesting period and dividend equivalents will be awarded in respect of RUs and PUs in such participant’s account on the same basis as dividends declared and paid on Shares as if the participant was a Shareholder and reinvested to acquire more RUs or PUs, as applicable, which continue to accrue to the benefit of that participant;

(vi)           the performance milestones to be met in order for RUs to vest, the corporate performance milestones to be met in order for PUs to vest, and any multiplier applicable to PUs are specified at the date of grant;

•                  for PUs granted post-2014, AltaGas introduced new financial performance milestones based on reaching a targeted level of AFFO over the three year term of the grant as reported in AltaGas’ financial statements for a financial quarter. Targets are typically established to reflect a minimum percent of annual growth, with payout ranging from 0.0x to 2.0x payout;

•                  the payouts under the PUs are generally also subject to modification based on relative total shareholder return (“TSR”) for AltaGas and its comparators. The TSR modifier will reflect AltaGas’ TSR during the period from the beginning of the financial quarter immediately prior to the grant date to the end of the financial quarter immediately prior to the vesting date, compared to the following two groups in equal weighting: (i) the compensation peer group referenced in AltaGas’ most recent management information circular prior to the vesting date; and (ii) S&P/TSX Composite Index group (excluding organizations with market capitalization less than $2 billion). This modifier provides for either downward or upward adjustments to the award payable under the MTIP. Achievement of TSR performance less than or equal to the 25th percentile results in a multiplier of 0.8x, 50th percentile will result in a multiplier of 1.0x, and greater than or equal to 75th percentile results in a multiplier of 1.2x;

(vii)        upon the vesting of RUs or PUs, and contingent upon the applicable performance criteria being achieved, AltaGas has the option to pay out the value of the RUs or PUs (including the additional units accumulated on reinvestment of the accrued dividends in respect thereof), as the case may be, in cash or in Shares (purchased by the plan administrator in the open market);

(viii)     in the event of termination other than for cause, RUs and PUs will continue to vest during the notice period applicable to such participant.  If a participant resigns or is terminated for cause, all RUs and unvested PUs will be forfeited.  In the event of a change of control, all RUs and PUs will automatically vest; and

(ix)           the Board may, from time to time and without Shareholder approval, alter, amend, suspend or terminate the MTIP in whole or in part, subject to any regulatory or exchange requirements at the time of the amendment and provided such amendment does not adversely affect the rights of any participant to whom RUs or PUs have been previously granted and have not yet vested.

SHARE OPTION PLAN

Key provisions of the Share Option Plan are as follows:

(i)                  directors, officers, employees, consultants and other personnel of AltaGas and any of its subsidiaries are eligible to participate in the Share Option Plan;

(ii)               the incentive compensation granted under the Share Option Plan are Share Options;

(iii)            the Board approves the grants under the Share Option Plan;

(iv)           the HR Committee recommends to the Board the individuals to whom Share Options will be granted, the number to be granted to each and  the terms of the Share Options.  Factors considered in making the recommendations include the following limits set out in the Share Option Plan:

•                  the maximum number of authorized but unissued Shares that may be issued on the exercise of Share Options granted under the Share Option Plan, together with Shares that may be issuable pursuant to other security-based compensation arrangements (“Other Shares”), at any time shall not exceed 10 percent of the aggregate of the outstanding Shares, or such greater number of Shares as may be determined by the Board and approved, if required, by the Shareholders and by the TSX, not exceeding the maximum number of Shares permitted under the rules of the TSX;

•                  the number of Shares reserved for issuance pursuant to Share Options granted to insiders of AltaGas, together with Other Shares, will not exceed 10 percent of the issued and outstanding Shares;

•                  the number of Shares that may be issued to insiders pursuant to the Share Option Plan and all other securities compensation arrangements within a one-year period will not exceed 10 percent of the outstanding Shares and the number of Shares that may be issued to an individual insider and that insider’s associates pursuant to the Share Option Plan and all other securities compensation arrangements within a one-year period will not exceed five percent of the outstanding Shares;

•                  no Share Option may be granted to non-employee directors of AltaGas if the granting of such Share Option could result, at any time, in the issuance to such persons (as a group) of a number of Shares exceeding 1% of the number of Shares then issued and outstanding immediately prior to such issuance;

•                  within any one fiscal year, the total value of Share Options granted to a non-employee director, as determined by the Board on the grant date of Share Options to the non-employee director using the Black-Scholes-Merton valuation model, shall not exceed $100,000;

(v)              participation in the Share Option Plan is voluntary;

(vi)           the exercise period during which an optionee may exercise a Share Option (subject to applicable vesting limitations which may be imposed by the Board) commences on the date that the Share Option is granted and ends no later than the date 10 years thereafter;

(vii)        the exercise period will generally be six years from the date of grant; if the normal expiry of a Share Option falls within a blackout period, the expiry date shall be extended to a date that is seven business days following the end of the blackout;

(viii)     the exercise price for a Share Option shall be as determined by the Board, subject to any limitations imposed by the TSX, and in any event shall be an amount at least equal to the closing price of the Shares on the TSX on the trading day immediately preceding the date of grant of the Share Option;

(ix)           Share Options will generally vest over three to four years;

(x)              no right or interest of any optionee in or under the Share Option Plan is assignable or transferable, in whole or in part, either directly or by operation of law or otherwise in any manner except by bequeath or the laws of descent and distribution or if so provided in the Share Option Agreement with the optionee, subject to the requirements of, or as otherwise allowed by, the TSX. Any such right or interest shall be exercisable during the lifetime of an optionee only by that optionee or his legal representatives or after the death of an optionee or on the optionee ceasing to be a director, officer, employee, consultant or other personnel of AltaGas or an affiliate or AltaGas, only as specified in an agreement with the optionee;

(xi)           in the event of a change of control, the Board may amend Share Options to permit the exercise of any remaining Share Options prior to the completion of a change of control transaction;

(xii)        the Share Option Plan contains standard anti-dilution provisions in respect of Shares issued on exercise of Share Options;

(xiii)     written agreements will be entered into between AltaGas and each participant to whom a Share Option is granted, which will set out the number of Shares Options, the exercise period, the exercise price, the vesting dates and conditions, and any other terms and conditions approved by the Board, all in accordance with the provisions of the Share Option Plan;

(xiv)    the Board may amend, suspend or terminate the Share Option Plan, or any portion thereof, or any Share Option, at any time, and may do so without Shareholder approval.  Subject to the  exceptions that follow and subject to those provisions of applicable law, if any, that require the approval of Shareholders or any governmental or regulatory body (including, without limitation, the TSX), the permitted amendments include the following:

•                  amendments of a “housekeeping” or ministerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Share Option Plan or to correct or supplement any provision of the Share Option Plan that is inconsistent with any other provision of the Share Option Plan;

•                  amendments necessary to comply with the provisions of applicable law (including, without limitation, rules, regulations and policies of the TSX and the provisions of any applicable tax law);

•                  amendments respecting the administration of the Share Option Plan;

•                  any amendment to the early termination provisions of the Share Option Plan or any grant, provided such amendment does not entail extension beyond the original option period; and

•                  amendments necessary to suspend or terminate the Share Option Plan.

Shareholder approval will be required for the following types of amendments:

•                  any increase in (A) the number of Shares that may be issued on the exercise of Share Options granted pursuant to the Share Option Plan, if the Share Option Plan provides for a fixed number of Share Options reserved for issuance, and (B) the percentage amount of Shares that may be issued on the exercise of Share Options granted pursuant to the Share Option Plan, if the Share Option Plan provides for a percentage amount of Shares reserved for issuance;

•                  any amendment which reduces the option price of a Share Option;

•                  any cancellation and reissuance of a Share Option;

•                  any amendment extending the term of a Share Option beyond its original option period;

•                  any amendment that increases limits imposed on non-employee director participation in the Share Option Plan;

•                  any amendment which would permit Share Options to be transferable or assignable, other than for normal estate settlement purposes;

•                  amendments to the amendment and termination provisions of the Share Option Plan; and

•                  amendments required to be approved by Shareholders under applicable law (including, without limitation, the rules, regulations and policies of the TSX).

DEFERRED SHARE UNIT PLAN

Key provisions of the DSUP are as follows:

(i)                  directors, officers and employees are entitled to participate in the DSUP;

(ii)               the incentive compensation granted under the DSUP is in the form of DSUs. DSUs are notional shares that are linked directly to the Share price performance over the period the DSUs are held;

(iii)            the Board, as recommended by the Governance Committee, approves grants to directors under the DSUP;

(iv)           the HR Committee recommends to the Board the other individuals to whom DSUs will be granted; however, currently, only directors receive DSUs;

(v)              each director may elect, once per calendar year, to be paid a percentage of his or her annual retainer in the form of DSUs, subject to any minimum percentage set by the Board (the Board currently requires that any director that has not met the minimum director equity ownership requirement take a minimum of 50% of their annual retainer in DSUs);

(vi)           the number of DSUs that a director is entitled to receive in any quarter is equal to one-quarter of the amount of the annual retainer that he or she elected to take in DSUs, divided by the Share Price on the quarterly grant date, where the Share Price is the average closing price of the Shares for the 20 consecutive trading days immediately preceding the date of grant;

(vii)        DSUs are fully vested upon grant and are immediately credited to the plan participant’s account. Payment of the value of DSUs granted occurs on or following the participant’s termination date at which time the participant is eligible to redeem their vested DSUs. Payment is not subject to satisfaction of any requirements regarding minimum period of membership or employment or other conditions;

(viii)     dividend equivalents will be awarded in respect of DSUs in such participant’s account on the same basis as dividends declared and paid on Shares as if the participant was a Shareholder of record on the relevant record date, which dividend equivalents will be credited to the participant’s account as additional DSUs (or fractions thereof);

(ix)           each participant is entitled to redeem his or her DSUs commencing on the business day immediately following his or her termination date by providing a notice of redemption to AltaGas no later than 30 days following the termination date;

(x)              upon redemption, the participant will be entitled to receive either a cash payment equal to the number of DSUs held multiplied by the Share Price (less any applicable withholdings) or, at AltaGas’ election, the equivalent amount in Shares purchased on the participant’s behalf on the open market, where the Share Price is the average closing price of the Shares for the 20 consecutive trading days immediately preceding the termination date;

(xi)           if the participant is terminated for cause, the participant forfeits all rights to any DSUs in their account; and

(xii)        the Board may, from time to time and without Shareholder approval, amend any provision of the DSUP or discontinue grants thereunder, subject to any regulatory or exchange requirements at the time of the amendment.